U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

GOOOGREEN, INC.
(Exact name of issuer as specified in its charter)

Nevada

(State of other jurisdiction of incorporation or organization)

1702 A Street #C-350

Sparks, NV 89431

(954) 908-3366

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

David Ficksman

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, CA 90067

dficksman@troygould.com

(Name, address, including zip code, and telephone number

including area code, of agent for service)

This Preliminary Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

This Preliminary Offering Circular is following the S-1 Disclosure Format described in Part II of Form 1-A.

7990	26-0764832
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE INFORMATION IN THIS PRELIMINARY OFFERING CIRCULAR IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE OFFERING STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED October 27, 2020.

PART II – PRELIMINARY OFFERING CIRCULAR - FORM 1-A: TIER 2

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

GOOOGREEN, INC.

Up to 10,000,000 Shares at $0.50 - 2.50 per share

Maximum Offering: $5,000,000.00

The Company is hereby providing the information and disclosure format required by Part I of Form S-1 (17 9 CFR 239.18) pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A, and is following the requirements for a smaller reporting company as it meets the definition of that term in Rule 405 (17 CFR 230.405).

AN OFFERING STATEMENT PURSUANT TO REGULATION “A” RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

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PLEASE REVIEW ALL RISK FACTORS ON PAGE 8 BEFORE MAKING AN INVESTMENT IN THIS COMPANY. AN INVESTMENT IN THIS COMPANY SHOULD ONLY BE MADE IF YOU ARE CAPABLE OF EVALUATING THE RISKS AND MERITS OF THIS INVESTMENT AND IF YOU HAVE SUFFICIENT RESOURCES TO BEAR THE ENTIRE LOSS OF YOUR INVESTMENT, SHOULD THAT OCCUR.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

	Price to Public	Commissions (1)	Proceeds to Company (2)	Proceeds to Other Persons (3)
Maximum Offering	$5,000,000.00	0	$5,000,000.00	None

_______________

(1)	The Company currently has not enlisted the services of a broker-dealer or underwriter, but may at some time in the future. See “PLAN OF DISTRIBUTION.”

(2)	Does not reflect payment of expenses of this Offering, which are estimated to not exceed $50,000 and which include, among other things, legal fees, accounting costs, reproduction expenses, due diligence, marketing, consulting, administrative services other costs of blue sky compliance, technology providers, and actual out-of-pocket expenses incurred by the Company selling the Shares. If the Company engages the services of broker-dealers in connection with the Offering, their commissions will be an additional expense of the Offering. See the “Plan of Distribution” for details regarding the compensation payable in connection with this Offering. This amount represents the proceeds of the Offering to the Company, which will be used as set out in “USE OF PROCEEDS TO COMPANY.”

(3)	There are no finder’s fees or other fees being paid to third parties from the proceeds, other than those disclosed herein. See “PLAN OF DISTRIBUTION.”

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This Offering (the “Offering”) consists of up to 10,000,000 Shares of the Company’s Common Stock (the “Shares” or individually, each a “Share”) that are being offered on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. The Shares are being sold by GoooGreen Inc., a Nevada Corporation (“GGI” or the “Company”). There are up to 10,000,000 Shares being offered at a price range of $0.50 - $2.50 per Share. The Shares are being offered on a best-efforts basis directly by the Company. The maximum aggregate amount of the Shares offered is $5,000,000.00 (the “Maximum Offering”). There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close.

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The Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 Offerings. The Shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A. The Offering is expected to expire on the first of: (i) all of the Shares offered are sold; or (ii) unless sooner terminated by the Company. Upon each closing under the terms as set out in this Offering Circular, funds will be immediately transferred to the Company where they will be available for use in the operations of the Company’s business in a manner consistent with the “USE OF PROCEEDS TO COMPANY” in this Offering Circular. This Offering may remain open for a twelve (12) month period but may extend past the Closing Date at the discretion of the Company and in accordance with the rules and provisions of Regulation A promulgated under the “Jumpstart Our Business Startups Act” (the JOBS Act).

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL, FINANCIAL OR TAX ADVICE.

BEFORE INVESTING IN THIS OFFERING, PLEASE REVIEW ALL DOCUMENTS CAREFULLY, ASK ANY QUESTIONS OF THE COMPANY’S MANAGEMENT THAT YOU WOULD LIKE ANSWERED AND CONSULT YOUR OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING THIS INVESTMENT.

NASAA UNIFORM LEGEND

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED “BLUE SKY” LAWS).

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NOTICE TO FOREIGN INVESTORS

IF THE PURCHASER LIVES OUTSIDE THE UNITED STATES, IT IS THE PURCHASER’S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN PURCHASER.

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Forward Looking Statement Disclosure

This Form 1-A Offering Circular, and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form 1-A, Offering Circular, and any documents incorporated by reference are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The forward-looking statements contained in this Form 1-A Offering Circular, and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form 1-A Offering Circular, and any documents incorporated by reference, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements. Any forward-looking statement made by the Company in this Form 1-A Offering Circular or any documents incorporated by reference herein speaks only as of the date of this Form 1-A Offering Circular or any documents incorporated by reference herein. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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About This Form 1-A and Offering Circular

In making an investment decision, you should rely only on the information contained in this Form 1-A and Offering Circular. The Company has not authorized anyone to provide you with information different from that contained in this Form 1-A and Offering Circular. We are offering to sell and seeking offers to buy the Shares only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this Form 1-A and Offering Circular is accurate only as of the date of this Form 1-A and Offering Circular, regardless of the time of delivery of this Form 1-A and Offering Circular. Our business, financial condition, results of operations, and prospects may have changed since that date. Statements contained herein as to the content of any agreements or other documents are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents. The Company will provide the opportunity to ask questions of and receive answers from the Company’s management concerning terms and conditions of the Offering, the Company or any other relevant matters and any additional reasonable information to any prospective investor prior to the consummation of the sale of the Shares. This Form 1-A and Offering Circular do not purport to contain all of the information that may be required to evaluate the Offering and any recipient hereof should conduct its own independent analysis. The statements of the Company contained herein are based on information believed to be reliable. No warranty can be made as to the accuracy of such information or that circumstances have not changed since the date of this Form 1-A and Offering Circular. The Company does not expect to update or otherwise revise this Form 1-A, Offering Circular or other materials supplied herewith. The delivery of this Form 1-A and Offering Circular at any time does not imply that the information contained herein is correct as of any time subsequent to the date of this Form 1-A and Offering Circular. This Form 1-A and Offering Circular are submitted in connection with the Offering described herein and may not be reproduced or used for any other purpose.

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EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUPS ACT

We are an emerging growth company. An emerging growth company is one that had total annual gross revenues of less than $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. We would lose our emerging growth status if we were to exceed $1,000,000,000 in gross revenues. We are not sure this will ever take place.

Because we are an emerging growth company, we have the exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), we are now exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer. We are also not required to receive a separate resolution regarding either executive compensation or for any golden parachutes for our executives so long as we continue to operate as an emerging growth company.

We hereby elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1).

We will lose our status as an emerging growth company in the following circumstances:

●	The end of the fiscal year in which our annual revenues exceed $1.0 billion.

●	The end of the fiscal year in which the fifth anniversary of our IPO occurred.

●	The date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt.

●	The date on which we qualify as a large accelerated filer.

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OFFERING SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular and/or incorporated by reference in this Offering Circular. For full Offering details, please (1) thoroughly review this Form 1-A filed with the Securities and Exchange Commission (2) thoroughly review this Offering Circular and (3) thoroughly review any attached documents to or documents referenced in, this Form 1-A and Offering Circular.

Pursuant to a Reorganization and Stock Purchase Agreement dated as of July 15, 2020 (the “Reorganization Agreement”) between the Company on the one hand, and Vegas Winners, Inc. (“VWIN”) and certain of the shareholders of VWIN (the “VWIN Shareholders”) on the other hand, effective August 11, 2020 the VWIN Shareholders transferred to the Company 4,250,000 shares of VWIN’s common stock representing approximately 96.5% of the outstanding stock of VWIN in exchange for 4,250,000 shares of the Class A convertible preferred stock of the Company. As used in this Offering Circular, all of the disclosure pertaining to the business of Company refers to the business of VWIN. However, since Reorganization Agreement was effective after June 30, 2020, except as otherwise indicated, the financial statements contained herein are those of GGI. The Company plans to change its name to Winners, Inc. and to effect a forward split of 10 to 1, and has made a filing with FINRA with respect thereto. All of the share information in this Offering Circular are on a pre-split basis.

Type of Stock Offering:	Shares of our Common Stock

Price Per Share:	$0.50 - $2.50

Maximum Offering:	$5,000,000.00. The Company will not accept investments greater than the Maximum Offering amount.

Maximum Shares Offered:	10,000,000 Shares of Common Stock

Use of Proceeds:	See the description in section entitled “USE OF PROCEEDS TO COMPANY” on page 35 herein.

Voting Rights:	The Shares have voting rights.

Length of Offering:	Shares will be offered on a continuous basis until either (1) the maximum number of Shares are sold; or (2) if the Company in its sole discretion withdraws this Offering.

Shares Outstanding:	As of September 30, 2020, the Company had 18,342,925 shares of Common Stock issued and outstanding.

Derivative Securities Outstanding:	As of September 30, 2020, the Company had 9,000,000 shares of Series A Preferred Stock outstanding which are initially convertible into 90,000,000 shares of Common Stock.

Trading	Our Common Stock is traded on the Pink Market of the OTC Markets.

The Company may not be able to sell the Maximum Offering Amount. The Company will conduct one or more closings on a rolling basis as funds are received from investors. Funds tendered by investors will be kept in an account in the Company’s name and will be immediately available to the Company. Once a subscription agreement is accepted by the Company, funds are non-refundable. The Company plans to begin sales immediately after this Preliminary Offering Circular has been qualified by the Securities and Exchange Commission (the “SEC”). The net proceeds of the Offering will be the gross proceeds of the Shares sold minus the expenses of the Offering.

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SUMMARY FINANCIAL DATA

The following tables summarize our financial data. We have derived the summary statement of operations data for the year ended December 31, 2019 and 2018 from our audited financial statements included elsewhere in this prospectus. We have derived the summary statement of operations data for the years ended December 31, 2019 and December 31, 2018 and our balance sheet data as of December 31, 2019, from our audited financial statements included elsewhere in this prospectus. The audited financial statements reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair presentation of the financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following statement of operations data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. We have also included summary balance sheet and income statement from our June 30, 2020 and June 30, 2019 reviewed but unaudited financial statements below.

Results of Operations December 31, 2019 and 2018:

	For the year ended
	2019	2018
Revenue	$—	$—
Operating expenses	(15,000)	(28,000)
Operating loss	(15,000)	(28,000)

Other expense
Change in value of derivative liability	—	(2,006,000)
Interest expense	(10,000)	(10,000)
Total other expense	(10,000)	(2,016,000)
Net Loss	$(25,000)	$(2,044,000)
Net loss per share basic and diluted:	$(0.00)	$(0.14)
Weighted average common shares outstanding:
Basic and diluted	1,342,220	14,679,206

	As of December 31, 2019
	Actual	as Adjusted(1)
Balance Sheet Data:
Cash	$1,000	$4,951,000
Working capital (deficit)	(177,000)	4,773,000
Total assets	1,000	4,951,000
Total shareholders’ equity (deficit)	(177,000)	4,773,000

(1)	Gives effect to the sale and issuance by us of 10,000,000 shares of common stock in this offering at the initial public offering price of $.50 per share, after estimated offering expenses of $50,000 payable by us, for net proceeds of $4,950,000.

Results of Operations June 30, 2020

The following table summarizes our results of operations for the six months ended June 30, 2020 and June 30, 2019.

	For the six months ended June 30,
	2020	2019
Revenue	$—	$—
Operating expenses	(1,423,000)	(10,000)
Operating loss	(1,423,000)	(10,000)

Other expense
Amortization of debt discount	(4,000)	—
Interest expense	(5,000)	(5,000)
Total other expense	(9,000)	(5,000)
Net Loss	$(1,432,000)	$(15,000)
Net loss per share basic and diluted:	$(0.09)	$(0.00)
Weighted average common shares outstanding:
Basic and diluted	16,757,055	16,842,220

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	As of June 30, 2020
	Actual	as Adjusted(1)
Balance Sheet Data:
Cash	$—	$4,950,000
Working capital (deficit)	(180,000)	4,770,000
Total assets	4,000	4,954,000
Total shareholders’ equity (deficit)	(180,000)	4,770,000

(1)	Gives effect to the sale and issuance by us of 10,000,000 shares of common stock in this offering at the initial public offering price of $0.50 per share, after estimated offering expenses of $50,000 payable by us, for net proceeds of $4,950,000.

The table below sets forth line items from the Company’s unaudited Statements of Operations.

RISK FACTORS

The purchase of the Company’s securities involves substantial risks. You should carefully consider the following risk factors in addition to any other risks associated with this investment. The Shares offered by the Company constitute a highly speculative investment and you should be in an economic position to lose your entire investment. The risks listed do not necessarily comprise all those associated with an investment in the Shares and are not set out in any particular order of priority. Additional risks and uncertainties may also have an adverse effect on the Company’s business and your investment in the Shares. An investment in the Company may not be suitable for all recipients of this Offering Circular. You are advised to consult an independent professional adviser or attorney who specializes in investments of this kind before making any decision to invest. You should consider carefully whether an investment in the Company is suitable in light of your personal circumstances and the financial resources available to you.

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may vary materially from that projected or estimated by the Company in forward-looking statements. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results may vary from the Company’s current expectations.

Before investing, you should carefully read and carefully consider the following risk factors:

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Risks Relating to the Company and Its Business

Our lack of operating history makes it difficult for you to evaluate the merits of purchasing our common stock.

We are a development-stage enterprise. We have made no sales and have incurred operating losses since inception. Our lack of sales does not provide a sufficient basis for you to assess our business and prospects. You have no assurance we will be able to generate sufficient revenues from our business to reach a break-even level or to become profitable in future periods. Without sufficient revenues, we may be unable to create value in our common stock, to pay dividends and to become a going concern. We are subject to the risks inherent in any new business with a new product in a highly competitive marketplace. You must consider the likelihood of our success in light of the problems, uncertainties, unexpected costs, difficulties, complications and delays frequently encountered in developing and expanding a new business and the competitive environment in which we plan to operate. If we fail to successfully address these risks, our business, financial condition and results of operations would be materially harmed. Your purchase of our common stock should be considered a high risk investment because of our early stage business which may likely encounter unforeseen costs, expenses, competition and other problems to which such businesses are often subject.

The Company Has Made Assumptions In Its Projections and In Forward-Looking Statements That May Not Be Accurate

The discussions and information in this Offering Circular may contain both historical and “forward-looking statements” which can be identified by the use of forward-looking terminology including the terms “believes,” “anticipates,” “continues,” “expects,” “intends,” “may,” “will,” “would,” “should,” or, in each case, their negative or other variations or comparable terminology. You should not place undue reliance on forward-looking statements. These forward-looking statements include matters that are not historical facts. Forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. Forward-looking statements contained in this Offering Circular, based on past trends or activities, should not be taken as a representation that such trends or activities will continue in the future. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results to differ from its current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on indebtedness, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving the Company or its employees, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of the Company’s operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be referred to in this Offering Circular or in other reports issued by us or by third-party publishers.

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If we lose key personnel or are unable to attract and retain qualified personnel, our business could be harmed and our ability to compete could be impaired.

Our success will depend to a significant degree upon the contributions of our management team which we will need to build. If we lose the services of one or more of our key members, we may be unable to achieve our business objectives. Additionally, we may be unable to attract and retain personnel with the advanced technical qualifications, sports betting acumen, or managerial experience necessary for the development of our business and planned expansion into areas and activities requiring additional expertise, due to intense competition for qualified personnel.

Our Business, Results of Operations and Financial Condition may be Adversely Impacted by the Recent COVID-19 Pandemic.

The COVID-19 pandemic has negatively affected the U.S. and global economy, resulted in significant travel restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of the financial markets. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how it will impact our customers and employees. We are unable to predict the ultimate impact that it may have on our business, future results of operations, financial position or cash flows. In particular, the pandemic has had a substantial negative impact on sports events and schedules which would otherwise generate interest in sports betting. On the other hand, we believe that many individuals have more flexibility with their time in view of the difficulty to travel and “stay-at home” requirements resulting in greater interest in activities such as sports betting using a computer at the customer’s residence.

The extent to which our operations may eventually be impacted by the COVID-19 pandemic will depend largely on future developments, which are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the outbreak and actions by government authorities to contain the outbreak or treat its impact. Even after the COVID-19 pandemic has subsided, we may experience materially adverse impacts to our business due to any resulting economic recession or depression. Furthermore, the impacts of a potential worsening of global economic conditions and the continued disruptions to and volatility in the financial markets remain unknown. The impact of the COVID-19 pandemic may also exacerbate other risks discussed in these risk factors, any of which could have a material effect on us. This situation is changing rapidly and additional impacts may arise that we are not aware of currently.

Operating results may significantly fluctuate from quarter to quarter and year to year.

We expect that a portion of our revenues for the foreseeable future will be from affiliations with sports betting companies and advertising as well as subscriptions. The timing of revenue in the future will depend to some extent upon the signing of affiliate agreements and the obtaining of advertising. In any one fiscal quarter we may receive multiple or no payments from our affiliates or advertisers. As a result, operating results may vary substantially from quarter to quarter, and thus from year to year. Revenue for any given period may be greater or less than revenue in the immediately preceding period or in the comparable period of the prior year.

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If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected.

Implementation of our business plan will likely place a significant strain on our management who must develop administrative, operating and financial infrastructures. To manage our business and planned growth effectively, we must successfully develop, implement, maintain and enhance our financial and accounting systems and controls, identify, hire and integrate new personnel and manage expanded operations.

Salary and benefits of additional personnel can be expected to place significant stress on our financial condition, and the availability of such qualified personnel may be limited. You have no assurance we will be able to attract and retain qualified personnel in sufficient numbers to adequately staff our business operations.

Because we have not introduced any of our services, you have limited information upon which you can evaluate our business.

We have not yet launched any of our services. Accordingly, you cannot evaluate our business based on operating history as an indication of our future performance. As a developing company in the rapidly evolving online sports wagering industry, we face risks and uncertainties relating to our ability to successfully implement our business plan. These risks include our ability to:

●	develop and expand our content and services;

●	exploit our database of subscribers;

●	attract an audience to our Web sites;

●	develop strategic relationships; and

●	develop and upgrade our technology.

If we are unsuccessful in addressing these risks and uncertainties, we will not be able to successfully implement our business plan and our stock price will decline.

We may fail to meet market expectations because of fluctuations in our quarterly operating results which would cause our stock price to decline.

Our revenues and costs will be difficult to predict. This is likely to result in significant fluctuations in our quarterly results. Because of our lack of operating history, we anticipate that securities analysts and investors will have difficulty in accurately forecasting our results. It is possible that our operating results in some quarters will be below market expectations. In this event, the price of our common stock is likely to decline.

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The following are among the factors that could cause significant fluctuations in our operating results:

●	the number of users on, and the frequency of their use of, our Web sites;

●	our ability to attract and retain advertisers and affiliate arrangements;

●	the expiration or termination of our strategic relationships;

●	system outages, delays in obtaining new equipment or problems with planned upgrades;

●	our ability to successfully expand our online offerings beyond the sports handicapping sector;

●	the introduction of new or enhanced services by us or our competitors;

●	changes in our advertising rates or advertising rates in general, both on and off the Internet; and

●	changes in general economic and market conditions, including seasonal trends, that have an impact on the demand for Internet advertising.

We may not be able to adjust our operating expenses in order to offset any unexpected revenue shortfalls.

Our operating expenses will be based on our expectations of our future revenues. We intend to expend significant amounts in the short term, particularly to build brand awareness. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we fail to substantially increase our revenues, then our financial condition and results of operations would be materially adversely affected.

If we do not develop and enhance our brand, we will not be able to establish our customer base or build our revenues.

The development of our brand is critical to our ability to establish our user base and build our revenues. In order to attract users and advertisers, we intend to expend funds for creating and maintaining brand loyalty. We plan to use a combination of social media, print and Web-based advertising to promote our brand. If we fail to advertise and market our brand effectively, we will lose users and our revenues will decline.

Our success in promoting and enhancing our brand will also depend on our success in providing high quality content, features and functions that are attractive and entertaining to users of online game shows and multi-player games. If visitors to our Web sites, advertisers or sponsors do not perceive our services to be of high quality, the value of the brand could be diminished, we will lose users and our revenues will decline.

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Our advertising pricing model, which is based partly on the number of advertisements delivered to our users, may not be successful.

Different pricing models are used to sell advertising on the Internet. The models we adopt may prove to not be the most profitable. To the extent that we do not meet the minimum guaranteed impressions that we may be required to deliver to users under our advertising contracts, we will defer recognition of the corresponding revenues until we achieve the guaranteed impression levels. To the extent that minimum guaranteed impression levels are not achieved, we may be required to provide additional impressions after the contract term, which would reduce our advertising inventory in subsequent periods.

In addition, since advertising impressions may be delivered to a user’s Web browser without regard to user activity, advertisers may decide that a pricing model based on user activity is preferable. As a result, we cannot accurately project our future advertising rates and revenues. If we are unable to adapt to new forms of Internet advertising or we do not adopt the most profitable form, our advertising revenues could be adversely affected.

We may not be able to track the delivery of advertisements on our network in a way that meets the needs of our advertisers.

It is important to our advertisers that we accurately measure the delivery of advertisements on our network and the demographics of our user base. Companies may choose to not advertise on our Web sites or may pay less for advertising if they do not perceive our ability to track and measure the delivery of advertisements to be reliable. We depend on third parties to provide us with many of these measurement services. If they are unable to provide these services in the future, we would need to perform them ourselves or obtain them from another provider. We could incur significant costs or experience interruptions in our business during the time we are replacing these services. In addition, if successful, legal initiatives related to privacy concerns could also prevent or limit our ability to track advertisements.

Our business may suffer if we have difficulty retaining users on our Web sites.

Our business and financial results are also dependent on our ability to retain users on our Web sites. In any particular month, many of the visitors to our sites may not be registered users and many of our registered users may not visit our sites. We believe that intense competition will cause some of our registered users to seek betting information on other sites and spend less time on our sites. It will be relatively easy for our users to go to competing sites and we cannot be certain that any steps we take will maintain or improve our retention of users. If we are unable to retain our user base, the demand for advertising on our Web sites may decrease and our revenues may decline.

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We face risks associated with international operations, although we don’t anticipate our international operations to be more than 5% to 10% of the overall revenues.

●	We currently plan to expand outside the United States in the future.

●	Our business internationally will be subject to a number of risks. These include:

●	linguistic and cultural differences;

●	inconsistent regulations and unexpected changes in regulatory requirements;

●	differing technology standards that would affect the quality of the presentation of our products to our users;

●	potentially adverse tax consequences;

●	wage and price controls;

●	political instability and social unrest;

●	uncertain demand for electronic commerce; and

●	uncertain protection of our intellectual property rights.

We have no control over many of these matters and any of them may adversely affect our ability to conduct our business internationally.

Currency fluctuations and exchange control regulations may adversely affect our business.

Our reporting currency is the United States dollar. Our customers outside the United States, however, will be generally billed in local currencies. Our accounts receivable from these customers and overhead assets will decline in value if the local currencies depreciate relative to the United States dollar. Although we may enter into hedging transactions, we may not be able to do so effectively. In addition, any currency exchange losses that we suffer may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars.

Competition in the online sports betting information industry is intense and a failure to adequately respond to competitive pressure could result in lower revenues.

There are a number of companies that provide Web sites and online destinations targeted to audiences seeking various forms of content involving sports betting. All of these companies will compete with us for visitor traffic, advertising dollars and sponsorships. This competition is intense and is expected to increase significantly in the future as the number of entertainment-oriented Web sites continues to grow. Our success will be largely dependent upon the perceived value of our content relative to other available entertainment alternatives, both online and elsewhere.

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Increased competition could result in:

●	lower profit margins;

●	lower advertising or sponsorship rates;

●	loss of visitors or visitors spending less time on our sites;

●	reduced page views or advertising impressions; and

●	loss of market share.

Some of our potential competitors, in comparison to us, have:

●	longer operating histories;

●	greater name recognition in some markets;

●	larger customer bases; and

●	significantly greater financial, technical and marketing resources.

These competitors may also be able to:

●	undertake more extensive marketing campaigns for their brands and services;

●	adopt more aggressive advertising pricing policies;

●	use superior technology platforms to deliver their products and services; and

●	make more attractive offers to potential employees, handicappers, distribution partners, sponsors, advertisers and third-party content providers.

Our plans to expand our business beyond our core sports betting information sites may not be successful.

We cannot predict whether we will be able to successfully expand into other online entertainment businesses other than as set forth in our business plan described below. Expanding our business will require us to expend significant amounts of capital to be able to contend with competitors that have more experience than we do in these businesses and may also have greater resources to devote to these businesses. Also, our management may have to divert a disproportionate amount of its attention away from our day-to-day core business and devote a substantial amount of time expanding into new areas. If we are unable to effectively expand our business or manage any such expansion, our financial results will suffer, and our stock price will decline.

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If we are not able to adapt as Internet technologies and customer demands continue to evolve, we may become less competitive and our business will suffer.

We must adapt to rapidly evolving Internet technologies by continually enhancing our existing services and introducing new services to address our customers’ changing demands. We expect to incur substantial costs in modifying our services and infrastructure and in recruiting and hiring experienced technology personnel to adapt to changing technology affecting providers of Internet services. If we cannot hire the necessary personnel or adapt to these changes in a timely manner or at all, we will not be able to meet our users’ demands for increasingly sophisticated entertainment and we will become less competitive. As a result, our revenues would decline, and our business will suffer.

Changes in government regulation could adversely affect our business.

Changes in the legal and regulatory environment that pertains to the Internet, as well as Internet gambling and sports betting in particular, could result in a decrease in our revenues and an increase in our costs. New laws and regulations may be adopted. Existing laws may be applied to the Internet and new forms of electronic commerce. New and existing laws may cover issues like:

●	sales and other taxes;

●	regulations pertaining to sports betting;

●	consumer protection;

●	cross-border commerce;

●	libel and defamation; and

●	copyright, trademark and patent infringement.

Customer uncertainty and new regulations could increase our costs and prevent us from delivering our services over the Internet. It could also slow the growth of the Internet significantly. This could delay growth in demand for our products and limit the growth of our revenues.

Various federal and state laws, including labor laws, govern the Company’s relationship with our employees and affect operating costs. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership, sales taxes and treatment of independent contractors. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, and increased employee litigation including claims relating to the Fair Labor Standards Act.

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User concerns and government regulations regarding privacy may result in a reduction in our user traffic.

Web sites sometimes place identifying data, or cookies, on a user’s hard drive without the user’s knowledge or consent. Our company plans to use cookies for a variety of different reasons, including the collection of data derived from the user’s Internet activity. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts. Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drive. In addition, some privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. For example, the European Union and the State of California recently adopted privacy regulations that would limit the collection and use of information regarding Internet users. These efforts will limit our ability to target advertising or collect and use information regarding the use of our Web sites, which would reduce our revenues. Fears relating to a lack of privacy could also result in a reduction in the number of our users.

We may be liable for the content we make available on the Internet.

We plan to make content available on our Web sites. The availability of this content could result in claims against us based on a variety of theories, including defamation, negligence, copyright or trademark infringement. We could also be exposed to liability for third-party content accessed through the links from our sites to other Web sites. We may incur costs to defend ourselves against even baseless claims and our financial condition could be materially adversely affected if we are found liable for information that we make available. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our service to users.

The technical performance of our Web sites will be critical to our business and to our reputation.

The computer systems that will support our Web sites will be acquired and maintained by us at significant expense. We may not be able to successfully design and maintain our systems in the future. We also will license communications infrastructure software. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our Web sites, could result in reduced user traffic and reduced revenue. We may experience slower response times and interruptions in service because of equipment or software down time related to the high volume of traffic on our Web sites and our need to deliver frequently updated information to our users. We cannot assure you that we will be able to expand our systems to adequately accommodate our growing user base. We could also be affected by computer viruses, electronic break-ins from unauthorized users, or other similar disruptions or attempts to penetrate our online security systems. Any secure provider system disruption or failure, security breach or other damage that interrupts or delays our operations could harm our reputation and cause us to lose users, advertisers and sponsors and adversely affect our business and operations.

Our users will depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. These providers have had interruptions in their services for hours and, in some cases, days, due to system failures unrelated to our systems. Any future interruptions would be beyond our control to prevent and could harm our reputation and adversely affect our business.

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We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

We do not currently maintain patents on our technology and others may be able to develop similar technologies in the future. We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property that we will develop to be critical to our success. We will rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, partners and others to protect our intellectual property rights. Unauthorized use of our intellectual property by third parties may adversely affect our business and our reputation. It may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. Nonetheless, we do not plan to maintain patents on our technology and others may be able to develop similar technologies in the future.

We cannot be certain that our offerings will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Disputes concerning the ownership of rights to use intellectual property could be costly and time consuming to litigate, may distract management from other tasks of operating our business, and may result in our loss of significant rights and the loss of our ability to effectively operate our business.

Changes In The Economy Could Have a Detrimental Impact On The Company.

Changes in the general economic climate could have a detrimental impact on the Company’s revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may adversely affect the Company. A worsening economy such as we are currently experiencing due to the Covid-19 pandemic will have an impact on disposable income resulting in less amounts available for entertainment such as sports betting. Any of such events or occurrences could have a material adverse effect on the Company’s financial results and on your investment.

Litigation may adversely affect our business, financial condition, and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations.

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Our insurance coverage may be inadequate to cover all significant risk exposures.

While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition, and results of operations. We do not have any business interruption insurance. Any business disruption could result in substantial costs and diversion of resources.

Risks relating to our Capital Structure

Our charter documents and Nevada law may inhibit a takeover that stockholders may consider favorable.

Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.

We do not plan to pay dividends in the foreseeable future, and, as a result, stockholders will need to sell shares to realize a return on their investment.

We have not declared or paid any cash dividends on our capital stock since inception. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, you will need to sell your shares of common stock in order to realize a return on your investment and you may not be able to sell your shares at or above the price you paid for them.

Our Series A Convertible Preferred Stock contains Anti-Dilution Protection

The holders of our Series A Convertible Preferred Stock have anti-dilution rights protecting their interest in the company from the issuance of any additional shares of capital stock (such as the issuance of shares of Common Stock pursuant to this offering) for a two year period following conversion of the Preferred Common Stock calculated at the rate of 90% on a fully dilated basis. The anti-dilution provision may have the effect of making it more difficult for the Company to raise funds for the period that such provision is in effect.

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The trading in our shares will be regulated by the Securities and Exchange Commission Rule 15G-9 which established the definition of a “Penny Stock.”

You have no assurance our common stock will trade at prices above historic levels and price needed to put it above the “penny stock” level, notwithstanding an offering price above that level. Based on the historic trading prices of our common stock and the market in which it trades, our shares are defined as a penny stock under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and rules of the SEC. The Exchange Act and penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $4,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 ($300,000 jointly with spouse), or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and must deliver certain disclosures required by the Commission. Consequently, the penny stock rules may make it difficult for you to resell any shares you may purchase.

The Company Is Not Subject To Certain Sarbanes-Oxley Regulations And Lack The Financial Controls And Safeguards Required Of Public Companies.

The Company does not presently have the internal infrastructure necessary, and is not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. The Company expects to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

The Company Has Engaged In Certain Transactions With Related Persons.

Please see the section of this Offering Circular entitled “RELATED PARTY TRANSACTIONS”.

Risks Relating to This Offering and Investment

There has been a limited public market for our Common Stock prior to this Offering, and an active market in which investors can resell their shares may not develop.

Prior to this Offering, there has been a limited market for our shares on the OTC Markets. We cannot predict the extent to which an active market for our shares will develop or be sustained after this Offering, or how the development of such a market might affect the market price of our shares. The initial offering price of our shares in this Offering may not in any way be indicative of the price at which our shares will trade following the completion of this Offering.

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You will suffer immediate and substantial as well as future dilution.

The initial public offering price per share will significantly exceed our net tangible book value per share as of June 30, 2020 of $(0.01). Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. Additionally, our Series A Convertible Preferred Stock is convertible into 90,000,000 shares of our common stock which, if all the shares of Series A Preferred Stock are converted, would result in a five times increase in our presently outstanding shares of common stock. Also, the antidilution provisions of the Series A Preferred Stock (see “Description of Capital Stock – Preferred Stock”) would apply to the issuance of Shares in this Offering. If the Company were to issue 10,000,000 Shares (the maximum that could be issued), based on 18,342,925 common shares presently outstanding, the number of common shares that would be issuable to the holders of the Preferred Stock upon conversion, are 165,086,325 (assuming no further issuance of common shares). It should be noted however that the Series A Preferred Stock is not convertible until January 1, 2022.

We May Not Be Able To Obtain Adequate Financing To Continue Our Operations

The Company will require additional debt and/or equity financing to pursue our growth and business strategies. These include but are not limited to enhancing our operating infrastructure and otherwise respond to competitive pressures. Given our limited operating history and existing losses, there can be no assurance that additional financing will be available, or, if available, that the terms will be acceptable to us. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our Shares.

An Investment In The Shares Is Speculative And There Can Be No Assurance Of Any Return On Any Such Investment

An investment in the Company’s Shares is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

Our Independent Accountants Have Indicated Doubt About our Ability to Continue as a Going Concern

Our ability to continue as a going concern is doubtful, and if we are unable to generate significant revenue or secure financing, we may be required to cease or curtail our operations.

We will need to raise additional capital that may not be available on acceptable terms.

We will require substantial additional capital over the next several years in order to implement our business plan. We expect capital outlays and operating expenditures to increase as we expand our product offerings and marketing activities. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated, and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhanced products or services, acquire complementary products, businesses or technologies or otherwise respond to competitive pressures and opportunities.

We will raise additional capital through a variety of sources, including the public equity markets, additional private equity financings, collaborative arrangements, and/or private debt financings. Additional capital may not be available on terms acceptable to us, if at all. If additional capital is raised through the issuance of equity securities, our stockholders will experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of our common stock. If we raise additional capital through the issuance of debt securities, the debt securities would have rights, preferences and privileges senior to holders of common stock, and the terms of that debt could impose restrictions on our operations.

We note that there is significant uncertainty from the affect that the novel coronavirus may have on the availability, cost and type of financing.

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If you invest in our stock, your investment may be disadvantaged by future funding, if we are able to obtain it.

To the extent we obtain funding by issuance of common stock or securities convertible into common stock, you may suffer significant dilution in percentage of ownership and, if such issuances are below the then value of stockholder equity, in stockholder equity per share. In addition, any debt financing we may secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital with which to pursue our business plan, and to pay dividends. You have no assurance we will be able to obtain any additional financing on terms favorable to us, if at all.

Early investors have a greater risk of loss than later investors.

We have not established any minimum number of shares we must sell in order to sell any shares. We plan to begin using proceeds from the sale of our common stock for the purposes set forth under “Use of Proceeds” as soon as received. Early investors will not know how many shares we will ultimately be able to sell, the amount of proceeds from sales and whether the proceeds will be sufficient for us to establish facilities and minimum operations described in this offering circular. Later investors will be able to evaluate the amount of proceeds we have raised prior to their investment, how we have actually used those proceeds and whether we are likely to establish appropriate facilities and operations needed to initiate sales of our insulin products.

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to and held in our corporate bank account if the Subscription Agreements are in good order and we accept the investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

The Shares Are Offered On A “Best Efforts” Basis And The Company May Not Raise The Maximum Amount Being Offered

Since the Company is Offering the Shares on a “best efforts” basis, there is no assurance that the Company will sell enough Shares to meet its capital needs. If you purchase Shares in this Offering, you will do so without any assurance that the Company will raise enough money to satisfy the full use of proceeds which the Company has outlined in this Offering Circular or to meet the Company’s working capital needs.

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If The Maximum Offering Is Not Raised, It May Increase The Amount Of Long-Term Debt Or The Amount Of Additional Equity The Company Needs To Raise

There is no assurance that the maximum amount of Shares in this Offering will be sold. If the maximum Offering amount is not sold, we may need to incur additional debt or raise additional equity in order to finance our operations. Increasing the amount of debt will increase our debt service obligations and make less cash available for distribution to our shareholders. Increasing the amount of additional equity that we will have to seek in the future will further dilute those investors participating in this Offering.

An Investment in the Company’s Shares Could Result In A Loss of Your Entire Investment

An investment in the Company’s Shares offered in this Offering involves a high degree of risk and you should not purchase the Shares if you cannot afford the loss of your entire investment. You may not be able to liquidate your investment for any reason in the near future.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

Our offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our directors and executive officers, who will receive no commissions. There is no guarantee our directors and executive officers will be able to sell any of the shares. Unless they are successful in selling all of the shares we are offering, we may have to seek alternative financing to implement our business plan.

There is Presently Limited Public Trading Market for the Company’s Shares

At present, there is limited public trading market for the Company’s securities and the Company cannot assure that an active trading market will develop. Concurrently with the qualification of this Offering, we will file a Form 8-A pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), which will make us subject to all of the fully-reporting requirements of the Exchange Act.

Sales Of Our Shares By Insiders Under Rule 144 Or Otherwise Could Reduce The Price Of Our Shares, If A Trading Market Should Develop.

Certain officers, directors and/or other insiders may hold shares in the Company and may be able to sell their stock in a trading market if one should develop. The availability for sale of substantial amounts of stock by officers, directors and/or other insiders could reduce prevailing market prices for our securities in any trading market that may develop.

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Sales Of A Substantial Number Of Shares Of Our Type Of Stock May Cause The Price Of Our Type Of Stock To Decline

Should an active market develop and our shareholders sell substantial amounts of our shares in the public market, shares sold may cause the price to decrease below the current Offering price. These sales may also make it more difficult for us to sell equity or equity-related securities at a time and price that we deem reasonable or appropriate.

The Company Has Significant Discretion Over The Net Proceeds Of This Offering

The Company has significant discretion over the net proceeds of this Offering. As is the case with any business, particularly one without a proven business model, it should be expected that certain expenses unforeseeable to management at this juncture will arise in the future. There can be no assurance that management’s use of proceeds generated through this Offering will prove optimal or translate into revenue or profitability for the Company. Investors are urged to consult with their attorneys, accountants and personal investment advisors prior to making any decision to invest in the Company.

The Offering Price For the Shares Has Been Determined By The Company

The price at which the Shares are being offered has been arbitrarily determined by the Company. There is no relationship between the Offering price and our assets, book value, net worth, or any other economic or recognized criteria of value. Rather, the price of the Shares was derived as a result of internal decisions based upon various factors including prevailing market conditions, our future prospects and our capital structure. These prices do not necessarily accurately reflect the actual value of the Shares or the price that may be realized upon disposition of the Shares.

The Shares In This Offering Have No Protective Provisions.

The Shares in this Offering have no protective provisions. As such, you will not be afforded protection, as a shareholder in the event of a transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving the Company. If there is a “liquidation event” or “change of control” the Shares being offered do not provide you with any protection. In addition, there are no provisions attached to the Shares in the Offering that would permit you to require the Company to repurchase the Shares in the event of a takeover, recapitalization or similar transaction.

No Guarantee of Return on Investment

There is no assurance that you will realize a return on your investment or that you will not lose your entire investment. For this reason, you should read this Form 1-A Offering Circular and all exhibits and referenced materials carefully and should consult with your own attorney and business advisor prior to making any investment decision.

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IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT THE COMPANY. MOREOVER, THE COMPANY CANNOT PREDICT WHETHER THE COMPANY WILL SUCCESSFULLY EFFECTUATE THE COMPANY’S CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SECURITIES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE.

USE OF PROCEEDS TO COMPANY

We expect to receive net proceeds of $4,950,000 from the sale of our shares, if we sell the entire offering of 10,000,000 shares, after the payment of approximately $50,000 in offering expenses. The purposes to which we intend to apply the proceeds are set forth in the following table. The columns in the table indicate the level of proceeds applied to the individual line items in the table based on the number of shares in the total offering that we sell. You should note that the table is for illustrative purposes only and there is no minimum raise.

 USE OF PROCEEDS

Capital Raised	25%	50%	75%	100%
Less Offering Costs	$50,000	$50,000	$50,000	$50,000
Net Offering Proceeds	$1,200,000	$2,450,000	$3,700,000	$4,950,000
Repayment of Notes Payable and Advances	$518,000(1)	$815,000(2)	$1,015,000(3)	$1,015,000
Salary and Related Comp.	$250,000	$500,000	$750,000	$1,000,000
Website Development	$150,000	$150,000	$250,000	$350,000
Marketing Expenses	$150,000	$600,000	$1,000,000	$1,000,000
Rent	$30,000	$50,000	$50,000	$100,000
Legal	$50,000	$50,000	$50,000	$100,000
Auditing	$20,000	$30,000	$45,000	$100,000
Transfer Agent	$15,000	$15,000	$15,000	$15,000
Acquisitions	$0	$220,000	$500,000	$1,000,000
Working Capital	$17,000	$20,000	$25,000	$270,000
Total	$1,250,000	$2,500,000	$3,750,00	$5,000,000

(1) payment of Notes

(2) includes additional loan payments of $297,000

(3) includes additional loan payment in the amount of $200,000

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Description Of Notes (1)

Date of Note Issuance	Outstanding Balance ($)	Principal Amount at Issuance ($)	Interest Accrued ($)	Maturity Date	Name of Noteholder
August 11, 2020	$204,000.00	$350,000.00	$4,000	August 11,2021	Clickstream Corporation
July 15, 2020	$40,000.00	$40,000.00	$0	July 15,2021	Michael Handelman
July 15, 2020	$56,000.00	$56,000.00	$0	July 15, 2021	Parcae Capital Corp
July 15,2020	$60,000.00	$60,000.00	$0	July 15, 2021	Leonard Tucker LLC
July 15, 2020	$172,000.00	$172,000.00	$0	July 15, 2021	Capa Partners, Ltd.
July 15, 2020	$100,000.00	$100,000.00	$0	July 15, 2021	Always Energy, LLC
July 15, 2020	$90,000.00	$90,000.00	$0	July 15, 2021	E, Commercology, LLC
July 15, 2020	$100,000.00	$100,000.00	$0	July 15, 2021	Tiger Trout Puerto Rico LLC

Description of Liabilities (1)

TOTAL
Clickstream Corporation	200,000
Advances from W. Root(1)	65,000
Michael Handelman	40,000
Parcae Capital Corp	56,000
Leonard Tucker LLC	60,000
Capa Partners, Ltd.	172,000
Always Energy, LLC	100,000
E, Commercology, LLC	90,000
Jericho Associates, Inc.(1)	232,000
$1,015,000

(1) The liabilities to W. Root and Jericho Associates, Inc. are currently due. These liabilities were assumed from Vegas Winners, Inc. pursuant to a Reorganization and Stock Purchase Agreement dated as of July 15, 2020 between the Company and Vegas Winners, Inc.

We believe the net proceeds from the sale of all the shares we are offering, assuming a minimum of $1,250,000 of the shares are sold (of which you have no assurance), will be sufficient to fund our operations for approximately 12 months, assuming application of the proceeds as outlined above and assuming we do not earn revenues. If we generate revenues, of which you have no assurance, revenues will extend the period over which the net proceeds from the sale of the shares will sustain our operations. See, “Risk Factors”. Our Board of Directors reserves the right to reallocate the use of net proceeds, if, in our judgment, such reallocation will best serve our needs in meeting changes, developments and unforeseen delays and difficulties. Pending use, the net proceeds shall be invested in certificates of deposit, money market accounts, treasury bills, and similar short term, liquid investments with substantial safety of principal.

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DETERMINATION OF OFFERING PRICE

This Offering is a self-underwritten Offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the common stock offered under this Offering. Our Offering Price is arbitrary with no relation to the value of the company.

Prior to the Offering, there has been a very limited public market for the Offered Shares. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

 -the information set forth in this Offering Circular and otherwise available;

-our history and prospects and the history of and prospects for the industry in which we compete;

-our past and present financial performance;

-our prospects for future earnings and the present state of our development;

-the general condition of the securities markets at the time of this Offering;

-the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

-other factors deemed relevant by us.

If all of the Shares in this Offering are fully subscribed and sold at $.50 per Share, the 10,000,000 Shares offered herein will constitute approximately 37 % of the total Shares of stock of the Company.

DILUTION

The term “dilution” refers to the reduction (as a percentage of the aggregate Shares outstanding) that occurs for any given share of stock when additional Shares are issued. If all of the Shares in this Offering are fully subscribed and sold, the Shares offered herein will constitute approximately 37% of the total Shares of stock of the Company. The Company anticipates that subsequent to this Offering the Company may require additional capital and such capital may take the form of Common Stock, other stock or securities or debt convertible into stock. Such future fund raising will further dilute the percentage ownership of the Shares sold herein in the Company.

If you invest in our Common Stock, your interest will be diluted immediately to the extent of the difference between the Offering price per share of our Common Stock and the pro forma net tangible book value per share of our Common Stock after this Offering. As June 30, 2020, the net tangible book value of the Company on a basis was approximately $(180,000). Based on 16,842,220 shares of Common Stock issued and outstanding as of June 30, 2020, that equates to a net tangible book value of approximately $(0.01) per share of Common Stock. Net tangible book value per share consists of shareholders’ deficit divided by the total number of Shares of Common Stock outstanding as of June 30, 2020. The pro forma net tangible book value, assuming full subscription in this Offering and receipt of $4,950,000 in net proceeds, would be $0.18 per share of Common Stock. The following table compares the differences of your investment in our shares with the investment of our existing shareholders.

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Existing shareholders if all of the shares are sold:

Net tangible book value per share before offering	$(180,000)
Net tangible book value per share after offering	$0.18
Increase to present shareholders in net tangible book value per share after offering	$0.19
Number of shares outstanding as of June 30,2020	16,842,220
Percentage of ownership after offering assuming maximum number of shares are sold.	63%

Purchasers of shares in this offering if all 10,000,000 of the shares are sold:

Price per share	$0.50
Dilution per share	$0.32
Capital contributions	$5,000,000
Number of shares after offering held by public investors	10,000,000
Percentage of ownership after offering	37%

PLAN OF DISTRIBUTION

We are Offering a maximum of 10,000,000 Shares at a price range of $0.50 to $2.50 per share that are being offered on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. The Shares are being offered on a best-efforts basis to an unlimited number of accredited investors and an unlimited number of non-accredited investors only by the Company. The maximum aggregate amount of the Shares offered is $5,000,000.00 (the “Maximum Offering”). There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close.

The Company will not initially sell the Shares through commissioned broker-dealers but may do so after the commencement of the Offering. Any such arrangement will add to our expenses in connection with the Offering. If we engage one or more commissioned sales agents or underwriters, we will supplement this Form 1-A to describe the arrangement. Funds tendered by investors will be kept in an account in the name of the Company and will be immediately available to the Company. All subscribers will be instructed by the Company or its agents to transfer funds by wire, check, credit or debit cards or ACH transfer directly to the bank account established for this Offering or deliver checks made payable to “GoooGreen Inc.” Subscribers have no right to a return of their funds unless the Company rejects a subscription agreement within ten (10) days of tender, in which event investor funds will promptly be refunded to each investor without interest. The Company may terminate the Offering at any time for any reason at its sole discretion, and may extend the Offering past the Closing Date in the absolutely discretion of the Company and in accordance with the rules and provisions of Regulation A of the JOBS Act. None of the Shares being sold in this Offering are being sold by existing securities holders.

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After the Offering Statement has been qualified by the Securities and Exchange Commission (the “SEC”), the Company will accept tenders of funds to purchase the Shares. The Company does not intend to use an escrow agent as this is a “best effort” Offering and funds will be available immediately to the Company for use.

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth, as described in the subscription agreement.

Funds will be made immediately available to the Company. No escrow account will be utilized. If a subscription is rejected, funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber by the Company. All inquiries regarding this Offering should be made directly to the Company.

This Offering will commence on the qualification of this Offering Circular, as determined by the Securities and Exchange Commission and continue indefinitely until all of the offered Shares are sold or the Offering is terminated in the Company’s sole discretion. Funds received from investors will be counted towards the Offering only if the form of payment, such as a check, clears the banking system and represents immediately available funds held by us prior to the termination of the subscription period, or prior to the termination of the extended subscription period if extended by the Company.

If you decide to subscribe for any of the Shares in this Offering, you must deliver a check, certified funds or another acceptable form of payment for acceptance or rejection. All subscription wire transfers, checks or money orders should be payable to GoooGreen Inc. and mailed or transmitted to the Company at the following address: 1702 A Street #C-350, Sparks, NV 89431. If a subscription is rejected, all funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by the Company of a subscription, an immediate confirmation of such acceptance will be sent to the investor.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by the Company to the investor, without interest or deductions.

This is an Offering made under “Tier 2” of Regulation A, and the shares will not be listed on a registered national securities exchange upon qualification. Therefore, the shares will be sold only to a person if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of the shares. Investor suitability standards in certain states may be higher than those described in this Form 1-A and/or Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons. Different rules apply to accredited investors.

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Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the shares for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the shares, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the shares. Broker-dealers and other persons participating in the Offering must make a reasonable inquiry in order to verify an investor’s suitability for an investment in the company. Transferees of the shares will be required to meet the above suitability standards.

The shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

The sale of other securities of the same class as those to be offered for the period of distribution will be limited and restricted to those sold through this Offering. Because the Shares being sold are not publicly or otherwise traded, the market for the securities offered is presently stabilized.

DESCRIPTION OF THE BUSINESS

Overview

The Company was incorporated under the name Plantation, Inc. on August 10, 2007. On September 28, 2012, the Company changed its name to Baroma, Inc. and on November 15, 2015, the Company changed its name to GoooGreen, Inc. Prior to the acquisition of VegasWinners, Inc. (“VWIN”), the Company was a development stage company with an emphasis on developing and manufacturing healthcare products.

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Pursuant to a Reorganization and Stock Purchase Agreement effective August 11, 2020 (the “Reorganization Agreement”) between the Company on the one hand, and VWIN and certain of the shareholders of VWIN (the “VWIN Shareholders”) on the other hand, the VWIN Shareholders transferred to the Company 4,250,000 shares of VWIN’s common stock representing approximately 96.5% of the outstanding stock of VWIN in exchange for 4,250,000 shares of the Class A convertible preferred stock of the Company. In the future, the Company plans to acquire all of the remaining shares from VWIN’s remaining shareholders. As used in this Offering Circular, all of the disclosure pertaining to the business of the Company refers to the business of VWIN. Subsequent to the closing of the Reorganization Agreement, Clickstream Corporation (“CLIS”) provided a $350,000 loan to the Company secured by the Company’s assets of which $150,000 has already been repaid, and was granted by Thomas Terwilliger, the Company’s Chief Executive Officer an option to purchase 14,901,200 shares owned by him representing approximately 83.3% of the Company’s then outstanding common stock for $175,000 for which CLIS provided a $100,000 non-refundable deposit.

BUSINESS PLAN OVERVIEW

The Company’s business plan is to provide analysis, research, data, guidance, and handicapping advice to sports betters. The Company will then offer to its customers a broad range of additional services that appeal to those who enjoy sports and gaming. Prior to 2018, betting on sports was only legal in the State of Nevada. In 2018, the United States Supreme Court issued a decision allowing states to legalize sports betting. As a result of this decision, the leading companies involved in entertainment and sports are now involved in various aspects of sports gambling. Additionally, companies previously engaged in fantasy sports such as Fan Duel and Draft Kings have become major sports gambling companies.

As discussed in this Offering Circular, the Company believes the Supreme Court decision has created a significant opportunity for the Company and its investors.

The Opportunity

The Company believes the Supreme Court decision has created two major changes favoring the Company’s business opportunities:

A.	The first is the number of Americans able to legally wager on sports is increasing significantly. Twenty-two states plus Washington DC. have already legalized wagering on sports and, all but five states have legislation pending to allow it. It was recently reported by CNBC that there are now approximately seven million sports bettors in America, which management believes will grow rapidly to at least 10 million. Management also believes that as a result of the ability to bet, these millions of new sports bettors will, just as sports bettors have for years, seek information, research, data, analysis, and professional advice to make winning wagers. The Company’s business plan is to fill that need, capitalizing on the industry’s expected growth.

B.	The second major change as a result of the Supreme Court decision, is that major media venues will now accept advertising for the business the Company operates. This will allow the Company to substantially increase awareness of the Company’s services.

The Business Model

Two major societal factors have created what the Company believes is a significant opportunity for the sports wagering industry. The first is the growth and acceptance of the Internet as a part of daily life. The second is the 2018 decision by the U.S. Supreme Court allowing states, in addition to Nevada, to legalize sports betting. As noted above, the Company believes that within a short time many, if not most, states will allow wagering on sports. Such legalization has created an opportunity that the Company intends to leverage.

Successful companies, such as Google and Facebook, have proven the value that is generated from building and monetizing a database of users with advertising and other services. In this connection, users of the Company’s services will be required to register. Providing services to what the Company believes will be a substantial database is a significant component of the Company’s business model. The Company believes its database will be composed largely of male sports fans, which it believes to be a highly desirable demographic for advertisers to reach ,and that access to this database could generate revenues from many industries, but in particular, from legal gaming companies in the United States. The Company will collect commissions from referrals using the database including from Vegas-style resorts and hotels, casinos, sports books and racetracks.

The Company believes its model will allow the Company to generate profitable revenue while building its database. The Company intends to accomplish this by offering ‘for pay’ information, data, analysis, guidance, and professional handicapping advice on the Internet, utilizing what the Company believes is a stable of respected and well-known sports handicappers (See “Management”).

The Company believes that its Chief Executive Officer, Wayne Allyn Root, has a leading brand name in the sports gaming industry. Over the 35 years, Mr. Root has sold daily packages representing significant amounts of sports handicapping selections to high-end players wagering large amounts in a single event. The Company believes thousands of individuals are wagering those large amounts on games daily. For the smaller or amateur player, the Company will offer products with less expensive price points, and low-cost monthly recurring subscription packages.

Services will also be available at no cost, such as ‘free’ articles, analysis, scores, odds, sports headlines, weather, injuries, line moves and even complementary picks. The Company will offer these services for free because the customer must register to get these free services, thereby building what the Company expects to be an extensive and valuable database.

From a profit perspective, the Company is selling information and advice such that its primary “cost of goods” is only media purchase (to promote and advertise the services) and the commission paid to the handicapper who offers that advice. The industry standard commission is 40% of net revenue. In view of the opportunity, media exposure and the relationship with Mr. Root, the Company’s handicappers have agreed to accept a substantially lower compensation to start.

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Several times a year, especially during peak sports periods like “The Super Bowl”, “College Football Playoffs”, “Final Four”, and “World Series” the Company intends to host special events in Las Vegas featuring its handicappers and other sports personalities. The Company expects these events will draw a substantial number of sports fans and bettors providing the Company an additional revenue stream. Preferred customers will receive free admission to these events and VIP seating.

VWIN’s Chief Executive Officer has over three decades of brand recognition and experience in successfully selling packages of sports betting information, and the Company believes that this experience and the contacts from him and VWIN’s other handicappers, represent a significant opportunity.

COMPETITION

The business of providing analysis and handicapping advice has been around for some time. However, because sports betting was legal only in the State of Nevada, the market size was limited, and the business model generally utilized was a telemarketing salesroom focused on the very large bettor. Today, the Company believes that “model” is obsolete. VWIN will be 100% online and managed in cyberspace.

The Company expects there to be numerous competitors offering analysis and advice. Management believes that most serious sports gamblers will utilize multiple services. Currently, the highest profile direct competitors to VWIN are online sports handicapping companies such as Vegasinsider.com, Covers.com, PreGame.com, VSiN, the SportsBetting Network and Action Network. Each of these competitors has been in business for several years and appears to be highly successful.

While the Company expects there to be numerous competitors, it also believes the market is large enough and growing rapidly enough that it will be able to attract a large enough percentage of these potential customers for the Company to be successful.

Unique Competitive Advantages:

The Company believes it has several advantages over its competitors including, but not limited to the following:

a.	Due to the reputation of its stable of handicappers, led by Wayne Allyn Root, the Company believes that VWIN has the proven ability to attract sports fans and sports gaming enthusiasts to its website. Due to Mr. Root’s high media profile, personality and energy, the Company believes it will have a major advantage over its competitors, especially in attracting a substantial portion of amateur gaming enthusiasts, who due to the Supreme Court decision, are now able to legally participate in sports gambling.

b.	VWIN has the proven technology and management expertise led by Howard Lefkowitz to monetize the online commerce business and what the Company expects will be an ever-growing database.

c.	VWIN’s management has extensive contacts with major sports networks and other sources to generate awareness of the Company’s services and has already leveraged those contacts to sign television advertising campaigns with major television networks starting in the fall of 2020.

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Government Regulation

The Company is not aware of any regulation or laws which are material to the Company relating to providing analysis and handicapping of sports betting. However, the Company’s business is dependent on the developing and changing laws and regulations relating to sports betting.

Description of Rights of Classes of Stock

The total number of shares of stock the Company is authorized to issue is 1,000,000,000 shares of Common Stock ($.001 par value) and 10,000,000 shares of Preferred Stock. At September 30, 2020, the Company had 18,342,925 shares of Common Stock issued and outstanding, and is in the process of issuing 9,000,000 shares of Series A Convertible Preferred Stock issued and outstanding. The Company plans to effect a 10 for 1 forward stock split and has filed with FINRA documentation for that split. All share numbers herein are on a pre-split basis. The Company is also considering the issuance of additional shares of Common Stock to the remaining shareholders of VWIN. The number of shares has not yet been determined. The description of the Company’s capital stock is set forth below under “Description of Capital Stock.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion herein as to operations of the Company relates to GGI.

Results of Operations—Comparison of the Years Ended December 31, 2019 and 2018

Revenue

We had no revenues from operations during either 2018 or 2019. We have focused our efforts on building our business model.

Operating Expense

Operating Expenses were $15,000 for the year ended December 31, 2019, compared to $28,000 for the year ended December 31, 2018. For the year ended December 31, 2018, we incurred $13,000 in consulting fees. No such fees were incurred for the year ended December 31, 2019.

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Other Expense

Other expense was $10,000 for the year ended December 31, 2019 and $2,016,000 for the year ended December 31, 2018. For the year ended December 31, 2018, we incurred $2,006,000 in change in value of derivative liability expense. No such expense was incurred for the year ended December 31, 2019.

Net Loss

We had a net loss of $25,000 for the year ended December 31, 2019 compared to a net loss of $2,044,000 for the year ended December 31, 2018. The difference is mainly attributable to the fees and other expense for the year ended December 31, 2018 as discussed above.

Results of Operations—Comparison of the Six Months Ended June 30, 2020 and 2019

Revenue

We had no revenues from operations during the six months ended June 30, 2020 or 2019. We have focused our efforts on building our business model.

Operating Expense

General and administrative expenses were $2,000 for the six months ended June 30, 2020, compared to $0 for the six months ended June 30, 2019. For the six months ended June 30, 2020, we incurred $1,421,000 in consulting fees – related party. No such fees were incurred for the same period ended June 30, 2019.

Other Expense

Other expense was $9,000 for the six months ended June 30, 2020 and $5,000 for the six months ended June 30, 2019. The increase in $5,000 was directly attributable to amortization of debt discount of $4,000 in the six months ended June 30, 2020 and no such expense was incurred in the same period ended June 30, 2019.

Net Loss

We had a net loss of $1,432,000 for the six months ended June 30, 2019 compared to a net loss of $15,000 for the same period ended June 30, 2019. The difference is attributable to the fees and costs for the six months ended June 30, 2020 as discussed above.

Liquidity and Capital Resources; Plan of Operations

We have incurred negative cash flow from operations since our inception. As of June 30, 2020, we had no cash and an accumulated deficit of $8,134,000. The Company’s negative operating cash flow since inception has been funded through affiliate and stockholder loans.

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We require the following minimum funding to remain in business for at least the next 12 months:

$250,000 - Payroll

$150,000 - Marketing

$15,000 - Transfer Agent

$150,000 - Website Development

$50,000 - Balance payable for this offering

$70,000 - Professional fees

$30,000 - Rent

$535,000 - Working Capital

As of the date of this offering, we have enough money to meet our current monthly obligations of payroll, marketing, transfer agent, website development, professional fees, rent, working capital and expenses of this Offering through March 2021.

We anticipate that the following will take place:

Quarter 4, 2020:

●	Unveil new upgraded web site- to include odds, scores and sports news.

●	Commence national TV advertising campaign with Wayne Allyn Root and Pete Rose

●	Film TV commercials

●	Fine tune web site to make sure we are able to handle a large volume of traffic.

Quarter 1, 2021:

●	Hire PR agency to promote Wayne Allyn Root in the sports media.

●	Put into play a new system to follow-up via text with all of our online customers in database.

●	Test TV ad campaign for March Madness

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Quarter 2, 2021:

●	Hire agency to handle online marketing, search engine optimization.

●	Negotiate TV advertising campaign for Fall Football 2021. Sign exclusive advertising deals with major sports TV networks.

●	Test new TV advertising campaign for NBA Playoffs and Baseball (with Pete Rose).

●	Explore expansion of our web site internationally, to include major global sports like Soccer, Cricket, Rugby, Formula One, horseracing.

●	Explore purchases of other sports advice sites- specifically looking to acquire a team of young Ivy League mathematics experts who have expertise in computer programs to pick point spread winners.

Our ability to achieve these milestones will depend on the availability of capital. To the extent that a minimum amount of $1,250,000 from this offering is not achieved, we will be required to delay all or part of the milestones. See “Use of Proceeds”.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in its financial statements, the Company has not generated any revenues since its inception. During the six months ended June 30, 2020, the Company incurred net loss of $1,432,000, used cash in operation of $9,000 and had a stockholders’ deficit of $180,000 as of June 30, 2020. In addition, during the year ended December 31, 2019, the Company had incurred a net loss of $25,000, utilized cash in operations of $9,000 and had a stockholders’ deficit of $177,000 as of December 31, 2019. The Company has also been unable to service its debt as it becomes due. As of June 30, 2020 and December 31, 2019, notes payable in the aggregate of $62,000, respectively, are past due. Our independent auditors, in their report on our audited financial statements for the year ended December 31, 2019, expressed substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

We will require substantial additional capital over the next several years in order to implement our business plan. We expect capital outlays and operating expenditures to increase as we expand our product offerings and marketing activities. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated, and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhanced products or services, acquire complementary products, businesses or technologies or otherwise respond to competitive pressures and opportunities.

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MANAGEMENT

The Management Team and Board of Directors

The following are the officers and directors of the Company:

Thomas Terwilliger, Chief Executive Officer and Chief Financial Officer

Mr. Terwilliger became an Officer and Director of the Company in November 2015. Mr. Terwilliger holds a BBA, MBA, several patents and was the founder of what has become GoooGreen. Mr. Terwilliger started his carrier with an Investment Advisory Firm. Holding a MBA as a financial analyst, General Contractors License and being a Union Carpenter he was engaged in problem solving in numerous labor management situations. Subsequently he founded numerous telecommunications companies in the US and in Latin and Central America with offices in Mexico, Belize, Dominican Republic and Panama. He was awarded the first voice over the internet license in Mexico. He was elected president of the Kentucky Long Distance Telephone Association and eventually with a Presidential Appointment, for seven years, helped oversee the breakup of AT&T. Mr. Terwilliger is involved in numerous civic groups including Honor Flight (giving honor to WWII, Korean and Vietnam veterans) and is active in financial oversight of local government. Mr. Terwilliger has founded and operated both private and public traded companies. He owns and operates Corporate World, Inc. which is a resident agent in several states and acts as an incubator for startup companies and technologies.

Wayne Allyn Root, Chief Executive Officer of VWIN, Board

Mr. Root has spent the past 30+ years building his brand. The media has dubbed Wayne as “The King of Vegas Sports Gambling” and “America’s Oddsmaker.” The Company believes that Mr. Root’s extensive current and continuing media presence will be extremely valuable in building the Company’s brand awareness and attracting customers. It is especially valuable since media appearances require no significant financial outlay by the Company.

Over the years Mr. Root has been profiled for his sports betting prowess by CNBC, the Wall Street Journal, Fortune, Success, Worth, the Robb Report, EMMY and many more. Mr. Root began his career as the Network Oddsmaker and NFL analyst for the Financial News Network (now known as CNBC).

Mr. Root has an extensive track record in attracting the exact demographic the Company is seeking. For a decade, beginning in the year 2000, Mr. Root’s national TV football pregame show, “Wayne Allyn Root’s WinningEDGE”, aired on national television networks such as Fox Sports Net, Comcast Sports Net, Superstation WGN, Discovery, and Spike TV attracting tens of thousands callers seeking his advice.

Before that Mr. Root was the star and rainmaker of the pregame show “ProLine” on USA TV Network for 10 years. At the time, Mr. Root had the most expensive 900 (pay-per-call) numbers in U.S. telemarketing history- $50 and $100 per call for his sports advice. Thousands of sports gambling enthusiasts paid for Mr. Root’s advice weekly. Mr. Root is the author of many books including “Betting to Win on Sports,” “The King of Vegas’ Guide to Gambling” and “The Zen of Gambling.”

In recognition of his success in the sports gaming industry, on August 15, 2006, Mr. Root was awarded a granite star on the Las Vegas Walk of Stars- the only sports gambler or handicapper ever honored.

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Frank Magliochetti, Director

Mr. Magliochetti became a Director of the Company in August 2020. He obtained a B.S. in Pharmacy from Northeastern University and entered the Masters of Toxicology program where he worked on the effects of Valium and its metabolism while taking Tagamet for the condition of anxiety induced ulcers. Mr. Magliochetti later received his MBA from The Sawyer School of Business at Suffolk University specializing in corporate finance, completed the Advanced Management Program at Harvard Business School and the General Management Program at Stanford Business School. Mr. Magliochetti is finishing his PhD dissertation defense in Divinity from Northwestern Seminary. From December 2019 to the present, he has been the Chairman and Chief Executive Officer of Clickstream Corporation. From June 2019 to the present, Mr. Magliochetti has been Chairman and CEO of Designer Genomics International, Inc., a biotech company. From January 2019 to the present, he has been Chairman of Grace Health Technology Inc., a company offering enterprise solutions for the laboratory. From 2002 to the present, he has been the managing partner of Parcae Capital Corp, which provides advice on financial restructuring and interim management. From 2000 to the present, he has been Chairman of Rehab Medical Holdings, an orthopedic medical device company.

Nicholas B. Panza, Director

Mr. Panza became a Director of the Company in August 2020. He was appointed Vice President of Operations for Stemsation International, Inc. on August 6, 2019, and as a director on October 22, 2019. From December 2019 to the present, Mr. Panza has served as a director of Clickstream Corporation. In 2013, Mr. Panza started his first business, American Guard Systems, LLC, a home security company based in South Florida. Mr. Panza has also owned Interactive Marketing Partners, LLC, a marketing company, from 2014 to 2018.

Ryan Jay Smollar, Director

Mr. Smollar became a Director of the Company in August 2020. He is a Florida Bar licensed attorney and, from May 2016 to the present, the owner of Elder Law, P.A., a law firm based in Palm Beach County Florida. From December 2019 to the present, Mr. Smollar has served as a director of Clickstream Corporation. From 2015 to 2016, he was in legal practice with a law firm of Modlin and Associates. Additionally, he owns and runs an escrow service also based in South Florida. Mr. Smollar has a bachelor’s degree from Florida State University and a Juris Doctorate’s degree from Saint Thomas University, School of Law.

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Michael Handelman, Chairman of the Board and Secretary

Mr. Handelman became a Director of the Company in August 2020 and Chairman of the Board of Directors and Secretary in September 2020. He has served as Chief Financial Officer of Clickstream Corporation since October 2015. He served as Chief Financial Officer of Lion Biotechnologies, Inc. from February 2011 until June 2015 and was a member of the Lion Bio Board of Directors from February 2013 until May 2013. Mr. Handelman served as the Chief Financial Officer and as a financial management consultant of Oxis International, Inc., a public company engaged in the research, development and commercialization of nutraceutical products, from August 2009 until October 2011. From November 2004 to July 2009, Mr. Handelman served as Chief Financial Officer and Chief Operating Officer of TechnoConcepts, Inc., formerly a public company engaged in designing, developing, manufacturing and marketing wireless communications semiconductors, or microchips. Prior thereto, Mr. Handelman served from October 2002 to October 2004 as Chief Financial Officer of Interglobal Waste Management, Inc., a manufacturing company, and from July 1996 to July 1999 as Vice President and Chief Financial Officer of Janex International, Inc., a children’s toy manufacturer. Mr. Handelman was also the Chief Financial Officer from 1993 to 1996 of the Los Angeles Kings, a National Hockey League franchise. Mr. Handelman is a certified public accountant and holds a degree in accounting from the City University of New York.

Hollis Barnhart, Director and General Manager of VWIN

Mr. Barnhart, a member of the UNLV Golf Hall of Fame, has spent his entire business career as an executive in the casino, sports gaming and handicapping industry. For most of those years he was either GM, VP of Marketing, or Sales Manager for Wayne Root’s sports advice companies. He will serve this same role for VWIN, overseeing the Company’s day to day operations, including ensuring that Mr. Root and the other sports handicapper’s articles, research, odds, promotions and products are updated to the website on a timely basis.

Mr. Barnhart has a Hotel Management degree from UNLV and studied at the Harvard Business School Executive Continuing Education. He is President of Las Vegas Business Development and has been a resident of Las Vegas since 1954. His management and marketing skills have been instrumental in the development and delivery of cutting-edge gaming concepts and programming.

Andrew Paul, Director and VP of Sales, Marketing & Affiliate Deals of VWIN

Mr. Paul has spent his entire business career in the media industry. He served as Program Director for CBS Radio (now Entercom) and Citadel Broadcasting (now Cumulus) at radio stations across the USA. Today he serves as Executive Producer and Director of Sales for Wayne Root’s national media shows. He will join VWIN in this same role- attracting and working with advertising and affiliate partners.

Lee Lipton, Director

Mr. Lipton has been involved in the fashion business for over three decades, owning divisions for Calvin Klein and St. John Knits, as well as a Lee Lipton line of fashion outerwear sold exclusively at Nordstroms. Mr. Lipton has sold two different start-up ventures to public companies. Since November 2013, he has been a successful restauranteur, owning multiple restaurants in Palm Beach, Florida, including the landmark restaurant, Benny’s on the Beach.

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Howard Lefkowitz, COO & Chief Technology Officer of VWIN

Mr. Lefkowitz will lead the creation and monetization of the Company’s database.

Mr. Lefkowitz has served as Vice President of Business Development and Internet Marketing at EarthLink. He was one of the first executives to forge partnerships among Internet and media players, including eBay, Amazon, Disney, CNN, CBS MarketWatch, Sam’s Club, CompUSA, AAA, Sony Music and scores of others.

As President of the Telemedia subsidiary of the Home Shopping Network he initiated the use of direct marketing technology tools to gauge, influence and manage consumer behavior and devised an innovation system to expedite sales while maximizing conversion, customer experience, and margin yield.

Mr. Lefkowitz spent ten years as CEO of VEGAS.com. Starting with a website and small team, he re- engineered and grew it into the most visited one-city site in the world. He established a strong consumer brand focused on multiple revenue streams with a primary emphasis on e- commerce and advertising. Under his leadership VEGAS.com became a highly profitable, globally renowned brand with sales of nearly $400 MM annually.

He has been featured in many magazines, newspapers and television segments, including NBC Nightly News, ABC News, The Today Show, The New York Times, Los Angeles Times, Inc. Magazine, USA Today and many others.

Douglas Miller, Financial & Accounting Consultant for VWIN

Mr. Miller has a 40+ year career as an entrepreneur focused on start-up and turnaround companies. His first position, after earning his MBA from Stanford University, was as V.P. and General Manager of CETUS Corporation, one of the pioneering biotech companies, that completed the first $100MM IPO in Wall Street history. Over the next decades, he was involved as CEO, COO and/or CFO of more than twenty start-ups and turnarounds in a broad range of industries, three of which he took public.

Independent Advisors/Consultants for VWIN

Phil Hellmuth

Poker Hall of Famer Phil Hellmuth is regarded by experts as the world’s greatest poker player. He holds the all-time record for holding 15 World Championships of Poker bracelets. He holds the world record for the most cash finishes at the World Series of Poker (WSOP) and most final tables. At age 24 he became the youngest person to ever win the World Series of Poker Main Event. He won WSOP championships in 1989, 92, 93, 97, 01, 03, 06, 07, 12, 15 and 2018. His career winnings top $23 million. In 2007, Phil was elected to the Poker Hall of Fame.

Known as “the Poker Brat” for his colorful personality, he has won more than 50 major tournaments- including the European Poker Championships, NBC Heads-Up Championships, and won the Poker Player of the Year honors.

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His book, “Play Poker Like the Pros” was a New York Times bestseller. His mobile game “Hellmuth’s Hold-Em” has been downloaded over 1.35 million times around the world.

He has Chaired or emceed poker charity events that have raised $56 million for charity, including Eva Longoria’s “Eva’s Heroes,” “the Clinton Global Initiative,” and “Ante Up for Africa.” He has visited US troops in the Middle East on a USO Tour. He and his wife give actively to Helfer International, an organization that benefits developing villages in the world’s poorest countries.

Phil Gordon

Mr. Gordon studied Computer Science at Georgia Tech and his first business success saw his company, Netsys Technologies, be acquired by Cisco Systems in 1997. After the acquisition, he turned to his passion, poker. Phil is a World Poker Tour champion with more than $3 million in tournament winnings. Career highlights: 7 WSOP Final Tables, Red Rock Championship ($600K), World Poker Tour: Bay 101, 2 Poker After Dark Wins, 2 cashes at the NBC Heads Up Championship, 4th place 2001 WSOP Main Event, Ante Up for Africa (2009) , 21 WSOP cashes. Phil was the host of Bravo’s hit television show, Celebrity Poker Showdown and has appeared as expert analyst for many other television productions. Phil is a best-selling author with more than hundreds of thousands of copies in print worldwide. His poker books have been translated into twelve languages and consistently appear in the top of Amazon’s rankings. His works include his Little Black Book (aka Poker: The Real Deal), Little Green Book, and Little Blue Book, and the Little Gold Book. Phil has also written articles for Playboy, Bluff, Card Player, All In, and is a contributing columnist at www.ESPN.com. Phil is currently the CEO of Prompt.io.

Todd Franklin Kobrin

Mr. Kobrin is a gaming veteran with 20 years’ experience in the industry. He is currently the CEO of Oddsium providing a mobile app for gamblers. He has successfully launched iGaming brands (casino, poker & sports-betting) in over 40 countries. He has worked with some of the biggest iGaming brands in the world: 888, Unibet, WSOP to name a few. His expertise is international business development and digital marketing (affiliate management, media buying, SEO & Social Media).

Mike Matusow

Mr. Matusow is one of the most famous professional poker players in the world. Mr. Matusow is the winner of four World Series of Poker bracelets, as well as the winner of the World Series of Poker Tournament of Champions. His career professional poker winnings now top $10 million. Because of his outrageous and controversial personality, he has received more camera time on national TV than perhaps any other poker player in history. Mr. Matusow is also known by his fans as an avid sports betting enthusiast. He has won and lost millions betting on sports, and has a unique understanding of the psychology of amateur sports bettors.

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VWIN Team of Sports Handicappers

Al McMordie

Mr. McMordie known as “Big Al” McMordie may be the nation’s most honored technical sports handicapping champion. A graduate of the University of Michigan Law School, he has won 43 handicapping championships in his career- including the Westgate Casino Mini-Contest in 2015, the $100,000 World Series of Sports Handicapping in 2007, and the Stardust Invitational in 2004. His handicapping database was the subject of an ESPN Magazine article in 2010.

Jim Feist

Mr. Feist has been a leader in the business and sports handicapping world for five decades. Beginning in the ’70s he launched National Sports Services, utilizing the first telephone line services and Sports Tracker, the former publisher of the Official Nevada Rotation. He also hosted and produced “ProLine”, the longest running sports handicapping show in America. He has won numerous handicapping contests, including the Stardust Championship “Winner Takes All” and twice won first place in the Philadelphia Inquirer’s Handicapping Contest. He has served as a professional consultant to the New York State Lottery and appeared on television programs ranging from ESPN’s “Inside Football” and “Sports Center” to CNN’s “Crossfire.”

Chip Chirimbes

Mr. Chirimbes is the Las Vegas Hilton Handicapping Champion and has been in the sports handicapping, TV and radio industry since 1978 when he created “The A-Play Sports Handicapping Show” live from New York City. He made over 300 appearances on CNN/SI (Sports Illustrated) from 1995-2001 as their Las Vegas expert. He is a NYU graduate with a Masters’ Degree in Health Science and was educated at the University of Kyoto in Japan.

Larry Ness

Mr. Ness enters his 37th year as a professional handicapper. He launched his career by winning the 1985 Castaway’s Pro Football Challenge Championship, then the most prestigious handicapping contest in Las Vegas. He was a member of the original cast of “Proline” on USA Network & host of Sports Desk on the same network from 1996-98. He then joined the panel of The WinningEDGE in 2000. He hosted his own syndicated call-in radio show (Sports Central) live from Bally’s Casino in Las Vegas in the early to mid-90s, heard in more than 100 markets.

Hollis Barnhart

In addition to the executive role he will fill as VWIN’s General Manager, Mr. Barnhart, is a respected sports handicapper and gambler, known for his success at the high-limit poker tables in Las Vegas. This has resulted in establishing relationships with “high rollers” from across the globe and avenues of insider information to which few have ever had access. He has been a handicapping force in Las Vegas for 39 years.

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COMPENSATION OF DIRECTORS AND
EXECUTIVE OFFICERS

Compensation of Directors and Executive Officers

We have not paid or accrued compensation for any of our directors and executive officers during fiscals 2018, 2019 and for January 1, 2020 through August 11, 2020.

Contracts with Directors and Officers

VWIN has entered into an employment agreement with Wayne Allyn Root, effective July 15, 2020, to serve as the Chief Executive Officer and President of VWIN. The initial term is five years. Mr. Root is to receive a base salary of $150,000 per year with annual increase of 10% compounded annual on each prior annual salary. Additionally, Mr. Root is to receive 10% of the annual pre-tax profits of VWIN and 15% of paid advertising revenues directly introduced by Mr. Root. Mr. Root will also receive standard sports handicapping commission consistent with VWIN policy. Mr. Root’s employment may be terminated by either VWIN or Mr. Root at any time and for any reason upon at least 60 days’ advanced notice. Compensation for such termination will be as set forth in the Employment Agreement.

The Company has entered into an employment agreement with Thomas Terwilliger effective August 11, 2020 to serve as the Company’s Chief Executive Officer and Chief Financial Officer for a term of three years at a rate of $1.00 per year.

The Company has entered into a Consulting Agreement with Parcae Capital Corporation, a company affiliated with Frank Magliochetti, one of our directors, pursuant to which Parcae has agreed to provide strategic and business development assistance for an initial period of three years for $10,000 per month plus 1,000,000 shares of the Company’s Series A Convertible Preferred Stock.

The Company has entered into a Consulting Agreement with Panza Consulting LLC, a company affiliated with Nicholas Panza, one of our directors, pursuant to which Panza Consulting LLC has agreed to provide strategic and business development assistance for an initial period of three years for $3,000 per month plus 1,000,000 shares of the Company’s Series A Convertible Preferred Stock.

The Company has entered into a Consulting Agreement with SH Fund LLC, a company affiliated with Thomas Terwilliger, our Chief Executive Officer and Chief Financial Officer, pursuant to which SH Fund has agreed to provide strategic and business development assistance for an initial period of three years for $5,000 per month for the initial three months and $2,500 per for the balance of the term plus 500,000 shares of the Company’s Series A Convertible Preferred Stock.

The Company has agreements dated as August 11, 2020 with each of its eight directors, pursuant to which each of them has agreed to serve as a director without compensation with respect to services performed as directors subject to reimbursement for reasonable out-of-pocket expense in connection with the performance of their duties. The term as a director is until they are removed by the Company’s stockholders, they resign or commit certain types of crimes.

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Stock Incentive Plan

In the future, the Company may establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our directors, executive officers, employees and key employees or consultants. Details of such a plan, should one be established, have not been decided upon as of the date of this Offering. Stock options or a significant equity ownership position in the Company may be utilized by us in the future to attract one or more new key senior executives to manage and facilitate our growth.

Board of Directors

Our board of directors currently consists of eight directors:

Frank Magliochetti
Michael Handelman
Nicholas Panza
Ryan Smollar
Wayne Allyn Root
Hollis Barnhart
Andrew Paul
Lee Lipton

Messrs. Magliochetti, Panza, Root, Barnhart, Paul and Handelman are not considered to be “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint independent director(s) to our board of directors in the future, particularly to serve on appropriate committees should they be established.

Committees of the Board of Directors

Except for an Audit Committee, the Company has not established any committees of the Board of Directors. Until the committees are established, matters that would otherwise be addressed by such committees will be acted upon by the entire Board of Directors. The Company has formed an Audit Committee consisting of Michael Handelman, as Chair and Ryan Smollar and Nicholas Panza as members.

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Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company. The Bylaws state that the Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the corporation), by reason of his or her acting as a director or officer of the corporation (or a director or officer serving at the request of the corporation in any other capacity for or on behalf of the corporation) against any expenses (including attorneys’ fees, judgments, fines, ERISA or other excise taxes, penalties and amounts paid in settlement) actually and reasonably incurred by such director or officer in respect thereof; provided, however, that, the corporation shall not be obligated to indemnify any such director or officer with respect to proceedings, claims or actions initiated or brought voluntarily by such director and not by way of defense. Expenses that may be subject to indemnification hereunder shall be paid in advance of the final disposition of the action, suit or proceeding to the full extent permitted by Nevada law subject to the corporation’s receipt of any undertaking required thereby. The provisions of this article of the Company’s Bylaws shall be deemed to constitute a contract between the Company and each director or officer who serves in such capacity at any time while this article and the relevant provisions of Nevada law are in effect, and each such director or officer shall be deemed to be serving as such in reliance on the provisions of this article of the Company’s Bylaws, and any repeal of any such provisions or of such article of the Company’s Bylaws shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. If a claim under this article of the Company’s Bylaws is not paid in full within thirty (30) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been provided to the corporation) that the claimant has not met the standards of conduct that make it permissible under Nevada law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because the claimant has met the applicable standard of conduct set forth in the Nevada law, nor an actual determination by the corporation that the claimant has not met such standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The rights of indemnification and advancement provided by this article of the Company’s Bylaws are not exclusive of any other right to indemnification or advancement provided by law, agreement or otherwise, and shall apply to actions, suits or proceedings commenced after the date hereof, whether or not arising from acts or omissions occurring before or after the adoption hereof, and shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Officers, Directors, and controlling purposes by our Certificate of Incorporation, our By-Laws and the laws of the State of Nevada, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification. For additional information on indemnification and limitations on liability of our directors and officers, please review the Company’s Bylaws, which are an Exhibit to this Offering Circular.

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SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN SECURITY HOLDERS

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o GoooGreen, Inc., 1702 A Street #C-350, Sparks, NV 89431.

The following table sets forth information regarding beneficial ownership of our Common Stock by any of our directors or executive officers, our Directors and Officers as a group, and holders of 5% or more of our Common Stock as of September 30, 2020:

{NEED TO CONSIDER WHETHER WE SHOULD DISCLOSE THE PREFERRED STOCK NOTHWITHSTANDING NO CONVERSION UNTIL JANUARY 1, 2020 IN VIEW OF THE VOTING POWER]

Name of Officer/Director and Control Person	Residential Address	Amount and Nature of Beneficial Ownership	Ownership Percentage of Class Outstanding(1)	Percentage of Voting Power(2)
5% or Greater Stockholders:
Leonard Tucker, LLC.	20423 State Road 7 F6-123 Boca Raton, FL 33498	860,000 Preferred	9.56%	7.94%
Holly Magliochetti	4733 West Atlantic Avenue, C-12, Delray Beach, FL 33445	700,000 Preferred	7.78%	6.46%
Capa Partners Ltd.[3]	3310 S. Ocean Blvd., Apt 431-D, Highland Beach, FL 33487	500,000 Preferred	5.56%	4.61%
Christine Arenella	12 B Dartmouth Street, Whiting, NJ 08759	500,000 Preferred	5.56%	4.61%

Executive Officers and Directors:

Thomas Terwilliger	1702 A Street #C-350 Sparks, NV 89431	14,901,200[4] Common	81.24%	13.75%

Wayne Allyn Root	1702 A Street #C-350 Sparks, NV 89431	2,958,332 Preferred	32.87%	27.31%

Michael Handelman	1702 A Street #C-350 Sparks, NV 89431	125,000 Preferred	1.39%	1.15%

Nicholas Panza	1702 A Street #C-350 Sparks, NV 89431	1,000,000 Preferred	11.11%	9.23%

Ryan Smollar	1702 A Street #C-350 Sparks, NV 89431	125,000 Preferred	1.39%	1.15%

Hollis Barnhart	1702 A Street #C-350 Sparks, NV 89431	150,000 Preferred	1.67%	1.38%

Andrew Paul	1702 A Street #C-350 Sparks, NV 89431	100,000 Preferred	1.11%	0.92%

Lee Lipton	1702 A Street #C-350 Sparks, NV 89431	50,000 Preferred	-0.56%	0.46%

Total Officers and Directors, as a Group (8 persons)		4,508,332 Preferred 14,901,200 Common	50.09% Preferred 81.24% Common	78.99%

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1	Based on 18,342,925 shares of Common Stock and 9,000,000 shares of Preferred Stock outstanding as of September 30, 2020. The number of Preferred Shares does not include Common Shares issuable pursuant to the anti-dilution provisions of the Series A Preferred Stock.

2	The Preferred Shares are entitled to the number of votes per share equal to the conversion rate thereof, which equals 10 shares of Common Stock for each Preferred Share.

3	Capa Partners Ltd. is controlled by Peter Aiello.

4	Mr. Terwilliger has granted an option to Clickstream Corporation to purchase the shares for an exercise price of $175,000.00 to be exercised any time after December 1, 2020 until March 31, 2021.

SECURITIES BEING OFFERED

This Offering (the “Offering”) consists of up to 10,000,000 shares of Common Stock that are being offered on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. The Shares are being sold directly by the Company. The Shares are being offered at a price range of $.50-2.50 per Share. The Shares are being offered on a best-efforts basis to an unlimited number of accredited investors and an unlimited number of non-accredited investors only by the Company. The maximum aggregate amount of the Shares offered is 5,000,000 (the “Maximum Offering”). There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close. The Shares, when issued, will be fully paid and non-assessable.

Other than Preferred Stock, there are no other authorized classes of stock in the Company as of the date of this Offering. The Company does not expect to create any additional classes of stock during the next 12 months, but the Company is not limited from creating additional classes which may have preferred dividend, voting and/or liquidation rights or other benefits not available to holders of its Common Stock if it chooses to do so.

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The Company does not expect to declare dividends for holders of Common Stock in the foreseeable future. Dividends will be declared, if at all (and subject to the rights of holders of additional classes of securities, if any), in the discretion of the Company’s Board of Directors. Dividends, if ever declared, may be paid in cash, in property, or in shares of the capital stock of the Company, subject to the provisions of law, the Company’s Bylaws and the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sums as the Board of Directors, in its absolute discretion, deems proper as a reserve for working capital, to meet contingencies, for equalizing dividends, for repairing or maintaining any property of the Company, or for such other purposes as the Board of Directors shall deem in the best interests of the Company.

There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close. The Company anticipates numerous closings to take place during the Offering.

A subscription for the Shares may be made only by tendering to the Company’ the executed Subscription Agreement (electronically or in writing) delivered with the subscription price in a form acceptable to the Company, via check, wire or ACH (or other payment methods the Company may later add). The execution and tender of the documents required, as detailed in the materials, constitutes a binding offer to purchase the number of Shares stipulated therein and an agreement to hold the offer open until the expiration date or until the offer is accepted or rejected by the Company, whichever occurs first.

The Company reserves the unqualified discretionary right to reject any subscription for Shares, in whole or in part. If the Company rejects any offer to subscribe for the Shares, it will return the subscription payment, without interest or reduction. The Company’s acceptance of your subscription will be effective when an authorized representative of the Company issues you written or electronic notification that the subscription was accepted.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to the Company’s articles of incorporation and bylaws, which are included as exhibits to the offering statement of which this offering circular forms a part, and the applicable provisions of the Nevada Revised Statutes.

Our articles of incorporation presently in effect authorize us to issue up to 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Company is planning to increase the authorized shares of common stock to 4,000,000,000.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

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Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

PREFERRED STOCK

The Company’s Board of Directors is authorized to issue shares of Preferred Stock in one or more series with each series containing such rights, privileges and preferences as may be established by the Board of Directors from time to time.

Our shares of Series A Preferred Stock:

●	have a conversion rate of 10 shares of Common Stock for each share of Preferred Stock;

●	shall be treated pari passu with Common Stock except that the dividend on each share of Preferred Stock shall be the amount of dividend declared and paid on each share of common stock multiplied by the Conversion rate;

●	shall be treated pari passu with Common Stock except that the payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate;

●	shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share equal to the Conversion Rate;

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●	shall automatically be converted into shares of common stock at its then effective Conversion Rate on July 1, 2022.

●	Shall have anti-dilution rights (the “Anti-Dilution Rights”) during the Two-year period after the Series A Convertible Preferred converted into shares of Common Stock at its then effective conversion Rate. The anti-dilution rights shall be a pro-rata to the holder’s ownership of the Series A Convertible Preferred Stock. The company agrees to assure that the holders of the Series A Convertible Preferred Stock shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 90%, calculated on a fully-diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under this Series A Convertible Preferred Stock Designation, including, without limitation, the amendment of its articles of incorporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series A Convertible Preferred Stock holders so as to maintain in Series A Convertible Preferred Stock holders, a 90% interest in the common stock and preferred stock of the Company, calculated on a fully-diluted basis.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have 28,342,925 outstanding shares of common stock if we complete the maximum offering hereunder and issue 10,000,000 shares of common stock. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed 1% of the number of shares of common stock then outstanding.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

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INVESTOR ELIGIBILITY STANDARDS

The Shares will be sold only to a person who is NOT an accredited investor if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of Shares. Investor suitability standards in certain states may be higher than those described in this Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the Shares for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the Shares, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the Shares. Transferees of Shares will be required to meet the above suitability standards.

DISQUALIFYING EVENTS DISCLOSURE

Recent changes to Regulation A promulgated under the Securities Act prohibit an issuer from claiming an exemption from registration of its securities under such rule if the issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer participating in the Offering of the interests, general partner or managing member of the issuer, any beneficial owner of 20% or more of the voting power of the issuer’s outstanding voting equity securities, any promoter connected with the issuer in any capacity as of the date hereof, any investment manager of the issuer, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of the issuer’s interests, any general partner or managing member of any such investment manager or solicitor, or any director, executive officer or other officer participating in the Offering of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor has been subject to certain “Disqualifying Events” described in Rule 506(d)(1) of Regulation D subsequent to September 23, 2013, subject to certain limited exceptions. The Company is required to exercise reasonable care in conducting an inquiry to determine whether any such persons have been subject to such Disqualifying Events and is required to disclose any Disqualifying Events that occurred prior to September 23, 2013 to investors in the Company. The Company believes that it has exercised reasonable care in conducting an inquiry into Disqualifying Events by the foregoing persons and is aware of no such Disqualifying Events.

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It is possible that (a) Disqualifying Events may exist of which the Company is not aware and (b) the SEC, a court or other finder of fact may determine that the steps that the Company has taken to conduct its inquiry were inadequate and did not constitute reasonable care. If such a finding were made, the Company may lose its ability to rely upon exemptions under Regulation A, and, depending on the circumstances, may be required to register the Offering of the Company’s Common Stock with the SEC and under applicable state securities laws or to conduct a rescission offer with respect to the securities sold in the Offering.

RELATED PARTY TRANSACTIONS

In January 2020, the Company granted its Chief Executive Officer (CEO), 15,500,000 shares of common stock. The Company determined the fair value of these shares of common stock to be $1,421,000 based upon the estimated market value of the Company at the date of grant, the stock price at date of grant and the corresponding change in ownership interest. The Company accounted the $1,421,000 as stock compensation expense since the Company determined that the grant of these shares of common stock was an inherent compensation granted to the CEO due to the increase of his ownership interest in the Company.

We have not engaged in any related party transactions during our two most recently completed fiscal years and the current fiscal year to date except that the Company has entered into Employment Agreement with Wayne Ally Root and Thomas Terwilliger and a Consulting Agreements with Parcae Capital Corp. which is controlled by Frank Magliochetti and Panza Consulting LLC which is controlled by Nicholas. See “Compensation of Directors and Executive Officers.”

TRANSFER AGENT

Our Transfer Agent is Standard Registrar and Transfer Company, Inc., phone number: (801) 571-8844. The Transfer Agent is registered with the U.S. Securities and Exchange Commission.

LEGAL MATTERS

We are not a party to any pending or threatened legal proceedings or disputes, and we do not anticipate the institution of any legal proceedings. TroyGould PC has acted as our legal counsel in providing a legal opinion for this filing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements of GoooGreen, Inc. as of and for the years ended December 31, 2019 and 2018, included in this Offering Circular have been audited by Weinberg & Company, P.A., an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of their position, if they acted in good faith and in a manner they reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which they are to be indemnified, we must indemnify them against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

U.S Securities and Exchange Opinion on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Officers, Directors, and controlling purposes by our Certificate of Incorporation, our By-Laws and the laws of the State of Nevada, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

REPORTS

Concurrently with the filing of this Offering Circular, we will be filing a Form 8-A pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), which upon qualification of this Offering Circular by the U.S. Securities and Exchange Commission will make us subject to all of the fully-reporting requirements of the Exchange Act. In accordance with such requirements, we will furnish the following reports, statements, and tax information to each stockholder:

Reporting Requirements under the Exchange Act. We will be required to file: (i) an annual report with the SEC on Form 10-K; (ii) a quarterly report with the SEC on Form 10-Q; (iii) current reports with the SEC on Form 8-K; and Proxy Statements or Information Statements as necessary. The necessity to file current reports will be triggered by certain corporate events as required by the Exchange Act.

Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31, our board of directors will cause to be mailed or made available, by any reasonable means, to each Stockholder as of a date selected by the board of directors, an annual report containing financial statements of the Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the board of directors. The board of directors shall be deemed to have made a report available to each Stockholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system or (ii) made such report available on any website maintained by the Company and available for viewing by the stockholders.

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AVAILABLE INFORMATION

We have filed with the U.S. Securities and Exchange Commission (“SEC”) a Tier II Offering Circular pursuant to Regulation “A” promulgated under the Securities Act of 1933, as amended, and concurrently have filed a Registration Statement on Form 8-A pursuant to the Exchange Act of 1934, with respect to the shares to be sold in this Offering. This Offering Circular does not contain all of the information contained in the Form 1-A as some portions have been omitted in accordance with the rules and regulations of the SEC. For further information concerning our Company and our shares of Common Stock in this Offering Circular, reference is made to the Form 1-A and the Exhibits filed therewith.

Upon the completion of this Offering, we will be subject to the information and proxy reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC pursuant to the Securities Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC- 0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding Issuers that file electronically with the SEC on the EDGAR system. The address of that site is www.sec.gov.

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GoooGreen, Inc.
Financial Statements

Years Ended December 31, 2019 and 2018

And Six Months Ended June 30, 2020 and 2019 (unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

GoooGreen, Inc.

Sparks, NV

Opinion on the Financial Statements

We have audited the accompanying balance sheets of GoooGreen, Inc. (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the ” financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has incurred recurring operating losses and used cash in operations since inception. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

Weinberg & Company, P.A.

Los Angeles, California

October 27, 2020

GoooGreen, Inc.

Balance Sheets

	June 30,	December 31,	December 31,
	2020	2019	2018
Assets:	(unaudited)
Current assets
Cash and cash equivalents	$—	$1,000	$10,000
Prepaid expenses	4,000	—	—
Total assets	$4,000	$1,000	$10,000

Liabilities and Stockholders’ Deficit:

Current liabilities
Accounts payable and accrued expenses	$25,000	$28,000	$27,000
Accrued interest	55,000	50,000	40,000
Convertible notes payable, net of discount	55,000	51,000	51,000
Advances from officer	38,000	38,000	33,000
Convertible notes payable - officer	11,000	11,000	11,000
Derivative liability	—	—	6,458,000
Total current liabilities	184,000	178,000	6,620,000

Commitments and Contingencies

Stockholders’ Deficit:
Common stock, par value $0.001, 500,000,000 shares authorized and 16,842,220, 1,342,220 and 16,842,220, shares issued and outstanding as of June 30, 2020, and December 31, 2019 and 2018, respectively	18,000	2,000	18,000
Additional paid in capital	7,936,000	6,523,000	49,000
Accumulated deficit	(8,134,000)	(6,702,000)	(6,677,000)
Total stockholders’ deficit	(180,000)	(177,000)	(6,610,000)

Total liabilities and stockholders’ deficit	$4,000	$1,000	$10,000

The accompanying notes are an integral part of these financial statements.

GoooGreen, Inc.

Statements of Operations

	For the Six Months Ended		For the Years Ended
	June 30,		December 31,
	2020	2019	2019	2018
	(unaudited)	(unaudited)
Revenues	$—	$—	$—	$—

Operating Expenses:
General and administrative	2,000	—	15,000	28,000
Consulting expense - related party	1,421,000	10,000	—	—
Loss from Operations	1,423,000	10,000	15,000	28,000

Other Expense
Amortization of debt discount	4,000	—	—	—
Interest expense	5,000	5,000	10,000	10,000
Change in fair value of derivative liability	—	—	—	2,006,000
Total Other Expense	9,000	5,000	10,000	2,016,000

Net Loss	$(1,432,000)	$(15,000)	$(25,000)	$(2,044,000)

Net loss per share:
Basic and diluted	$(0.09)	$(0.00)	$(0.00)	$(0.14)

Weighted average common shares outstanding:
Basic and diluted	16,757,055	16,842,220	16,842,220	14,679,206

The accompanying notes are an integral part of these financial statements.

GoooGreen, Inc.

Statements of Stockholders’ Deficit

Years ended December 31, 2019 and 2018 and for the six months ended June 30, 2020 (unaudited)

	Common Stock		Additional Paid	Accumulated
	Shares	Par	in Capital	Deficit	Total

Balance, December 31, 2017	342,220	$1,000	$60,000	$(4,633,000)	$(4,572,000)

Common shares issued for 2018 licensing agreement	15,500,000	16,000	(16,000)	—	—

Fair value of common shares issued for note payable conversion	1,000,000	1,000	5,000	—	6,000

Net loss	—	—	—	(2,044,000)	(2,044,000)

Balance, December 31,2018	16,842,220	18,000	49,000	(6,677,000)	(6,610,000)

Reclassification of derivative liability to equity due to adoption of ASU 2017	—	—	6,458,000	—	6,458,000.0

Cancellation of common shares issued for 2018 licensing agreement	(15,500,000)	(16,000)	16,000	—	—

Net Loss	—	—	—	(25,000)	(25,000)

Balance, December 31, 2019	1,342,220	2,000	6,523,000	(6,702,000)	(177,000)

Fair value of common shares issued to officer	15,500,000	16,000	1,405,000		1,421,000

Beneficial conversion feature from issuance of a note payable			8,000		8,000

Net loss	—	—	—	(1,432,000)	(1,432,000)

Balance, June 30, 2020 (unaudited)	16,842,220	$18,000	$7,936,000	$(8,134,000)	$(180,000)

The accompanying notes are an integral part of these financial statements.

GoooGreen, Inc.

Statements of Cash Flows

	For the Six Months Ended		For the Years Ended
	June 30,		December 31,
	2020	2019	2019	2018
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,432,000)	$(15,000)	$(25,000)	$(2,044,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of debt discount	5,000	—	—	—
Change in fair value of derivative liability				2,006,000
Fair value of common stock issued to officer	1,421,000	—	—	—
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses	(4,000)	(3,000)	—	—
Increase (decrease) in accounts payable, accrued expenses and other current	(4,000)	3,000	1,000	27,000
Increase in advances from officer			5,000	11,000
Increase in accrued interest	5,000	5,000	10,000	10,000
Net Cash Provided by (Used in) Operating Activities	(9,000)	(10,000)	(9,000)	10,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes payable	8,000	—	—	—
Net Cash Provided by Financing Activities	8,000	—	—	—

Net Increase (Decrease) in Cash	(1,000)	(10,000)	(9,000)	—
Cash at Beginning of Period	1,000	10,000	10,000	10,000
Cash at End of Period	$—	$—	$1,000	$10,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$—	$—	$—	$—
Income taxes paid	$—	$—	$—	$—

SUPPLEMENTAL DISCLOSURE ON NON-CASH INVESTING AND FINANCING ACTIVITIES
Note payable converted to shares of common stock	$—	$—	$—	$6,000
Extinguishment of derivative liability upon adoption of ASU 2017-11	$—	$—	$6,458,000	$—
Beneficial conversion feature of issued note payable	$8,000	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

GOOOGREEN, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2019 and 2018

And Six Months Ended June 30, 2020 and 2019 (unaudited)

Note 1 – Organization and Operations

History

GoooGreen, Inc. (Company, GOOO) was incorporated in the state of Nevada on August 10, 2007 and previously operated under the name Plantation Development. In September 2012, we changed our name to “Baroma Inc.” (BRMA). In November 2015, we changed our name to “GoooGreen”.

Business Operations

In prior periods, the Company was in the business to developing and managing health care products, including products with infused Hemp cannabinoids, as permitted under existing federal regulations.

In August 2020, as part of the Company’s reorganization, the Company changed its business model, from developing and manufacturing healthcare products to operate in the sports wagering industry which is to provide analysis, research, data, guidance, and handicapping advice to sports betters upon the acquisition of VegasWinners, Inc.

Note 2 – Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in its financial statements, the Company has not generated any revenues since its inception. During the six months ended June 30, 2020, the Company incurred net loss of $1,432,000, used cash in operation of $9,000 and had a stockholders’ deficit of $180,000 as of June 30, 2020. In addition, during the year ended December 31, 2019, the Company had incurred a net loss of $25,000, utilized cash in operations of $9,000 and had a stockholders’ deficit of $177,000 as of December 31, 2019. The Company has also been unable to service its debt as it becomes due. As of June 30, 2020 and December 31, 2019, notes payable in the aggregate of $62,000, respectively, are past due. Our independent auditors, in their report on our audited financial statements for the year ended December 31, 2019, expressed substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

The Company has a limited operating history, which makes it difficult to evaluate our current business and future prospects. There have been no revenues generated from our business operations and we expect to incur further losses in the foreseeable future due to significant costs associated with our business development. There can be no assurance that our operations will ever generate sufficient revenues to fund our continuing operations, or that we will ever generate positive cash flow from our operations, or that we will attain or thereafter sustain profitability in any future period.

We will also attempt to raise additional debt and/or equity financing to fund operations and to provide additional working capital. There is no assurance that such financing will be available in the future or obtained in sufficient amounts necessary to meet the Company’s needs, that the Company will be able to achieve profitable operations or that the Company will be able to meet its future contractual obligations. Should management fail to obtain such financing, the Company may curtail its operations.

In March 2020, the World Health Organization declared that the rapidly spreading COVID-19 outbreak was a global pandemic (the “COVID-19 pandemic”). In response to the COVID-19 pandemic, many governments around the world have implemented, and continue to implement, a variety of measures to reduce the spread of COVID-19, including travel restrictions and bans, instructions to residents to practice social distancing, quarantine advisories, shelter-in-place orders and required closures of non-essential businesses. These government mandates have forced many industries to curtail drastically their operations or to temporarily suspend their operations entirely. Further, these measures have materially adversely affected, and may further adversely affect, consumer sentiment and discretionary spending patterns, economies and financial markets, and the Company’s workforce, operations and customers.

The COVID-19 pandemic and the resulting economic conditions and government orders have resulted in a material decrease in consumer spending. The Company’s financial results and prospects are dependent on the future sale of these products and services to consumers. The Company’s operations subsequent to December 31, 2019 maybe significantly and negatively impacted.

Due to the uncertain and rapidly evolving nature of current conditions around the world, the Company is unable to predict accurately the impact that the COVID-19 pandemic will have on its business going forward. With the spread of COVID-19 to other regions, such as Europe and the United States, the Company expects the COVID-19 pandemic and its effects to continue to have a significant adverse impact on its business for the duration of the pandemic and during the subsequent economic recovery, which could be an extended period of time.

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed financial statements as of June 30, 2020 and for the six months ended June 30, 2020 and 2019 have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America (“U.S.”) and to the rules and regulations of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and Article 8-03 of Regulation S-X under the Exchange Act. Accordingly, these condensed financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, we have included all adjustments considered necessary (consisting of normal recurring adjustments) for a fair presentation.

Operating results for the six months ended June 30, 2020 are not indicative of the results that may be expected for the fiscal year ending December 31, 2020. You should read these unaudited condensed consolidated financial statements in conjunction with the audited financial statements and the notes thereto included in these financial statements for the years ended December 31, 2019 and 2018.

Accounting Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions made in valuation of derivative liabilities, notes payable, valuation of share-based compensation and realization of deferred tax assets.

Stock-Based Compensation

The Company accounts for share-based awards to employees and nonemployees and consultants in accordance with the provisions of ASC 718, Compensation-Stock Compensation. Stock-based compensation cost is measured at fair value on the grant date and that fair value is recognized as expense over the requisite service, or vesting, period.

In periods through December 31, 2018, the Company accounted for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50, Equity - Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The final fair value of the share-based payment transaction is determined at the performance completion date. For interim periods, the fair value is estimated, and the percentage of completion is applied to that estimate to determine the cumulative expense recorded.

On January 1, 2019, the Company adopted ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 simplifies the accounting for share-based transactions by expanding the scope of Topic 718 from only being applicable to share-based payments to employees to also include share-based payment transactions for acquiring goods and services from nonemployees. As a result, nonemployee share-based transactions are measured by estimating the fair value of the equity instruments at the grant date, taking into consideration the probability of satisfying performance conditions. The adoption of ASU 2018-07 did not have a material impact on the Company’s financial statements for the years ended
December 31, 2019 and 2018.

The Company values its equity awards using the Black-Scholes option pricing model, and accounts for forfeitures when they occur. Use of the Black-Scholes option pricing model requires the input of subjective assumptions including expected volatility, expected term, and a risk-free interest rate. The Company estimates volatility using a blend of its own historical stock price volatility as well as that of market comparable entities since the Company’s common stock has limited trading history and limited observable volatility of its own. The expected term of the options is estimated by using the simplified method to estimate expected term. The risk-free interest rate is estimated using comparable published federal funds rates.

Fair Value of Financial Instruments

FASB Accounting Standards Codification (“ASC”) 820-10 requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet for which it is practicable to estimate fair value. ASC 820-10 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The three (3) levels of fair value hierarchy are as follows:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amount of the Company’s derivative liability was $6,458,000 as of December 31, 2018 and was based on Level 2 measurements.

The carrying amounts of the Company’s other financial assets and liabilities, such as cash, accounts payable and accrued payables and notes payable, approximate their fair values because of the short maturity of these instruments.

Net Loss Per Share

Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted-average number of common shares and the dilutive effect of contingent shares outstanding during the period. Potentially dilutive contingent shares, which primarily consist of convertible notes, stock issuable to the exercise of stock options and warrants are excluded from the diluted loss per share calculation if they are determined to be anti-dilutive.

At December 31, 2019 and 2018, the Company had 10,310,000 shares of common stock potentially issuable underlying the Company’s convertible notes payable, respectively. These shares were excluded in the computation of the net loss per share because their effect is anti-dilutive. There were no stock options and stock warrants issued and outstanding as of December 31, 2019 and 2018.

At June 30, 2020 and 2019, the had Company11,642,833 shares of common stock and 10,309,500 shares of common stock, potentially issuable underlying the Company’s convertible notes payable, respectively. These shares were excluded in the computation of the net loss per share because their effect is anti-dilutive. There were no stock options and stock warrants issued and outstanding as of June 30, 2020 and 2019.

Segments

The Company determined its reporting units in accordance with ASC 280, “Segment Reporting” (“ASC 280”). Management evaluates a reporting unit by first identifying its’ operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units.

If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated.

Management has determined that the Company has one operating segment. The Company’s reporting segment reflects the manner in which its chief operating decision maker reviews results and allocates resources. The Company’s reporting segment meets the definition of an operating segment and does not include the aggregation of multiple operating segments.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

In January 2019, the Company adopted ASU 2017-11 - DERIVATIVES AND HEDGING (TOPIC 815): (PART I) ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH DOWN ROUND FEATURES which simplified the accounting for certain financial instruments with down round features. As a result of ASU 2017-11, debt and equity instruments with down round provisions are generally no longer required to be accounted as a derivative liability. The amendments should be applied on a full retrospective basis or on a modified retrospective basis through a cumulative adjustment to opening retained earnings in the year of initial application.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents

Recent Accounting Pronouncements

In October 2018, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases. The adoption of ASC 840 did not have any impact to the Company’s financial statements as the Company’s has no lease obligations as of and during the years ended December 31, 2019 and 2018 and for the six months ended June 30, 2020.

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments (“ASC 326”). ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning July 1, 2023, and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models will result in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective July 1, 2024, for the Company. Early adoption is permitted, but no earlier than July 1, 2021, including interim periods within that year. Management is currently evaluating the effect of the adoption of ASU 2020-06 on the consolidated financial statements, but currently does not believe ASU 2020-06 will have a significant impact on the Company.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission are not believed by management to have a material impact on the Company’s present or future financial statements.

Note 4 – Convertible Notes Payable

				Balance at
	Issuance Date	Interest Rate	Maturity Date	June 30, 2020	December 31, 2019	December 31, 2018
8% Convertible Notes	various	8%	9/2012-12/2016	$51,000	$51,000	$51,000
8% Convertible Notes	1/7/2020	8%	11/7/2020	$8,000
Less: Debt Discount				(4,000)	—	—
Total convertible notes payable, net of discount				$55,000	$51,000	$51,000

From fiscals 2012 through 2015, the Company issued convertible notes payable in the aggregate of $27,000. These notes are unsecured, bears interest rate of 8% and 12%, matured within one year from issuance and are convertible to common shares at $0.006 per share. Pursuant to current accounting guidelines, the Company recorded a debt discount of $27,000 to account the beneficial conversion feature of these convertible notes payable. The debt discount was fully amortized to interest expense over the term of the notes payable.

In addition, during fiscal 2015, the Company issued convertible notes payable in the aggregate of $30,000. These notes are unsecured, bears interest rate of 8%, matured within one year from issuance and are convertible to common shares at $0.006 per share subject to downward adjustment based on the Company subsequent sale or grant of any equity security at a lesser amount. Pursuant to current accounting guidelines, the Company determined that the conversion feature of the notes created derivative liabilities upon issuance as the Company was uncertain whether it will have sufficient authorized capital upon conversion of the notes (see Note 7).

As of December 31, 2017, outstanding balance of these notes payable amounted to $57,000.

During the year ended December 31, 2018, the Company accrued interest of $10,000. In addition, a note holder converted $6,000 of principal into 1,000,000 shares of common stock. As of December 31, 2018, outstanding balance of the notes payable amounted to $51,000.

During the year ended December 31, 2019, the Company accrued interest of $11,000. As of December 31, 2019, outstanding balance of the notes payable amounted to $51,000. As of December 31, 2019, and the date of this report, all the notes payable are past due.

In January 2020, the Company issued a convertible note payable of $8,000. The note is unsecured, bears interest rate of 8%, matures ten months from issuance and is convertible to common shares at $0.006 per share. Pursuant to current accounting guidelines, the Company determined that the conversion feature of the notes created a beneficial conversion feature upon issuance. Accordingly, the Company determined the fair value of the beneficial conversion feature to be $8,000 and was accounted as a debt discount. The debt discount is being amortized to interest expense over the term of the notes payable.

During the six months ended June 30, 2020 the Company accrued interest of $4,000 and amortized $5,000 of the debt discount. As of June 30, 2020 outstanding balance of the notes payable amounted to $59,000 and unamortized debt discount of $4,000. As of June 30, 2020 and the date of this report, $51,000 of the notes payable are past due. The Company is currently in negotiations with these note holder to settle these past due notes payable.

Note 5 – Convertible Notes Payable – Officer

In May 2012, the Company issued convertible promissory notes to the Company’s Chief Executive Officer and stockholder, in the aggregate of $11,000. The notes are unsecured, bears interest rate of 8%, were due within 120 days and are convertible to common shares at $0.006 per share.

During the years six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, the Company accrued interest of $1,000, $2,000 and $2,000, respectively.

As of June 30, 2020, December 31, 2019 and 2018, outstanding balance of these promissory notes amounted to $11,000, respectively. As of June 30, 2020 and the date of this report, these notes are past due.

Note 6 – Related Party Transactions

Advances from Officer:

Advances from Officer represents cash advances received from the Company’s Chief Executive Officer (CEO) for working capital purposes or expenses paid by the CEO in behalf of the Company. As of December 31, 2017, outstanding advances from stockholders amounted to $23,000.

During the years ended December 31, 2019 and 2018, the Company recorded $5,000 and $10,000 in advances received from the CEO, respectively.

As of June 30, 2020, December 31, 2019 and 2018, outstanding advances from stockholders amounted to $38,000, $38,000 and $33,000, respectively.

Note 7 – Derivative Liability

Under authoritative guidance used by the FASB on determining whether an instrument (or embedded feature) is indexed to an entity’s own stock, instruments that do not have fixed settlement provisions are deemed to be derivative instruments. In prior years, the Company issued certain convertible notes payable whose conversion price contains reset provisions in case the Company will issue debt and equity instruments at a price lower the note’s conversion price. However, since the number of shares to be issued was not explicitly limited, the Company was unable to conclude that enough authorized and unissued shares were available to settle the note’s conversion option.

As a result, the conversion feature of the notes payable were classified as liabilities and were bifurcated from the debt host and accounted for as a derivative liability upon issuance in accordance with ASC 815 and was re-measured at the end of every reporting period with the change in value reported in the statement of operations.

The assumptions used in the valuation of derivative liability for the year ended December 31, 2019 and 2018 were as follows:

	December	December
	31, 2019	31, 2018
Stock Price	$—	$1.00
Risk free interest rate	—	2.63%
Expected Volatility	—	292%
Expected life in years	—	1
Expected dividend yield	—	—

Fair Value – Note Conversion Feature	$—	$6,458,000

The Company used a binomial valuation model to determine the fair value of the derivative liability. The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the derivative securities was determined by the estimated life to settle the derivative instrument.. The expected dividend yield was based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

As of December 31, 2017, the fair value of these derivative liability amounted to $4,452,000.

As of December 31, 2018, the fair value of the derivative liability amounted to $6,458,000. As a result, the Company recorded a change in fair value of $2,006,000 to account the change in fair value between the two reporting periods.

On January 1, 2019, the Company adopted ASU 2017-11, which simplified the accounting for financial instruments with down round features. As a result of this new accounting guideline, instruments with down round provisions are no longer required to be accounted as a derivative liability. The adoption resulted in the reclassification of the Company’s derivative liabilities as of December 31, 2018 to equity of $6,458,000. As of December 31, 2019 and June 30, 2020, the Company has no debt or equity instruments that are required to be accounted as a derivative liability.

	December	December
	31, 2019	31, 2018
Beginning balance	$6,458,000	$4,452,000
Change in fair value	—	2,006,000
Reclassification of warrant liability to equity due to adoption of ASU 2017-11	(6,458,000)	—
Ending balance	$—	$6,458,000

Note 8 - Stockholders’ Deficit

June 30, 2020

In January 2020, the Company granted its Chief Executive Officer (CEO), 15,500,000 shares of common stock. The Company determined the fair value of these shares of common stock to be $1,421,000 based upon the estimated market value of the Company at the date of grant, the stock price at date of grant and the corresponding change in ownership interest. The Company accounted the $1,421,000 as stock compensation expense since the Company determined that the grant of these shares of common stock was an inherent compensation granted to the CEO due to the increase of his ownership interest in the Company.

December 31, 2018

Issuance and Cancellation of Common Stock for Licensing Agreement:

In February 2018, the Company executed an agreement with an owner (licensor) of rights to multiple skin treatment creams and lotion, for the licensing and distribution of these products for a period of 99 years. As compensation for the licensing agreement, the Company issued 15,500,000 shares of its common stock to the licensor.

Subsequently, the Company sued the licensor for failure to deliver and perform its obligations under the licensing agreement. The lawsuit, among others, aims to terminate the agreement and cancel the 15.5 million common shares it issued in February 2018.

In December 2019, a judicial court entered a default judgement against the licensor declaring the agreement cancelled and the cancellation of the 15.5 million common shares issued.

For financial reporting purposes, the Company reported the issuance of the 15.5 million common share in fiscal 2018 and its subsequent cancellation in fiscal 2019. The Company determined not to record the fair value of these 15.5 million common shares upon issuance and its subsequent cancellation as the licensing agreement did not materialize and the agreement was subsequently terminated and the common shares issued to the licensor cancelled pursuant to a judicial decree.

Issuance of Common Stock Upon Conversion of Note Payable:

During the year ended December 31, 2018 the Company issued 1,000,000 shares of common stock to a noteholder upon conversion of a note payable amounting to $6,000 (see Note 4).

Note 9 – Commitments and Contingencies

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There are no legal proceeding that is currently pending.

Note 10 – Income Tax

The Company did not record any income tax provision for the years ended December 31, 2019 and 2018 and for the six months ended June 30, 2020 due to the Company’s net losses for those periods. The Company files income tax returns in the United States (“Federal”) and Florida (“State”) jurisdictions. The Company is subject to Federal and State income tax examinations by tax authorities for all years since December 31, 2013.

At December 31, 2019, the Company had Federal and State net operating loss carry forwards available to offset future taxable income of approximately $300,000. These carry forwards will begin to expire in the year ending December 31, 2033, subject to IRS limitations, including change in ownership. The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by a valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of our deferred tax assets, including recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carry-forward periods available to us for tax reporting purposes, and other relevant factors.

On December 22, 2017, the Tax Cuts and Jobs Act (the “TCJ Act”) was enacted into law. The TCJ Act provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended (the “Code”), that impact corporate taxation requirements, such as the reduction of the federal tax rate for corporations from 35% to 21% and changes or limitations to certain tax deductions. The Company is currently assessing the extensive changes under the TCJ Act and its overall impact on the Company; however, based on its preliminary assessment of the reduction in the federal corporate tax rate from 35% to 21% effective on January 1, 2018, the Company currently expects that its effective tax rate for 2018 will be between 19% and 21%. Such estimated range is based on management’s current assumptions with respect to, among other things, Alternative Minimum Tax Credit carry forwards, which may still be used to offset the Company’s regular tax liability, beginning in 2018 and any excess amounts can be refunded by 2022. Additionally, the Company’s also considers its assumptions regarding state income tax levels and tax deductions. The Company’s actual effective tax rate may differ from management’s estimate. The reduced applicable tax rate is expected to result in overall lower tax expense beginning in 2018. At December 31, 2019 and 2018, based on the weight of available evidence, including cumulative losses in recent years and expectations of future taxable income, the Company determined that it was more likely than not that its deferred tax assets of approximately $0.01 million and $0.01 million, respectively, would not be realized. Accordingly, the Company has recorded a valuation allowance for 100% of its cumulative deferred tax assets. The components of our deferred tax assets are as follows.

	12/31/2019	12/31/2018
Net Operating loss carryforwards	45,000	40,000
Less: non-cash items and other temporary differences	—	—
Total net deferred tax assets	45,000	40,000
Less valuation discount	(45,000)	(40,000)
Net deferred tax assets	—	—

A reconciliation of income taxes with the amounts computed at the statutory federal rate are as follows:

	12/31/2019	12/31/2018
Computed tax provision (benefit) at federal statutory rate	(21%)	(21%)
State income taxes, net of federal benefit	0%	0%
Permanent differences	0%	0%
Net Operating loss	21%	21%
	0%	0%

As a result of the implementation of certain provisions of ASC 740-10, the Company performed an analysis of its previous tax filings and determined that there were no positions taken that it considered uncertain. Therefore, there were no unrecognized tax benefits as of December 31, 2019 and 2018. Future changes in the unrecognized tax benefit are not expected to have an impact on the effective tax rate due to the existence of the valuation allowance. The Company estimates that the unrecognized tax benefit will not change within the next twelve months. The Company will continue to classify income tax penalties and interest, if any, as part of interest and other expenses in its statements of operations. There are no interest or penalties accrued as of December 31, 2019 and 2018 and for the six months ended June 30, 2020.

Note 11 – Subsequent Events

Increase of Authorized Common Stock and Designation of Preferred Stock

 In July 2020, the Company’s board of directors and stockholders amended its Articles of Incorporation and increased the authorized capital to 1,010,000,000 shares with 10,000,000 shares designated as preferred stock, par value $0.001 per share, and 1,000,000,000 shares designated as common stock, par value $0.0001 per share.

The Company then designated Nine Million (9,000,000) shares of the authorized and unissued Preferred Stock of the Corporation as “Series A Convertible Preferred Stock”.

The shares of Series A Preferred Stock have the following rights:

●	have a conversion rate of 10 shares of Common Stock for each share of Preferred Stock;

●	shall be treated pari passu with Common Stock except that the dividend on each share of Preferred Stock shall be the amount of dividend declared and paid on each share of common stock multiplied by the Conversion rate;

●	shall be treated pari passu with Common Stock except that the payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate;

●	shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share equal to the Conversion Rate;

●	shall automatically be converted into shares of common stock at its then effective Conversion Rate on July 1, 2022.

●	Shall have anti-dilution rights (the “Anti-Dilution Rights”) during the Two-year period after the Series A Convertible Preferred converted into shares of Common Stock at its then effective conversion Rate. The anti-dilution rights shall be a pro-rata to the holder’s ownership of the Series A Convertible Preferred Stock. The Company agrees to assure that the holders of the Series A Convertible Preferred Stock shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 90%, calculated on a fully-diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under this Series A Convertible Preferred Stock Designation, including, without limitation, the amendment of its articles of incorporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series A Convertible Preferred Stock holders so as to maintain in Series A Convertible Preferred Stock holders, a 90% interest in the common stock and preferred stock of the Company, calculated on a fully-diluted basis.

Issuance of Series A Convertible Preferred Stock:

Subsequent to June 30, 2020, the Company issued 4,750,000 shares of its Series A Convertible Preferred Stock to non-related party consultants and related party consultants for services rendered.

Subsequent to June 30, 2020, the Company issued 4,250,000 shares of its Convertible Series A Convertible Preferred Stock, par value of $0.001 under a Reorganization and Stock Purchase agreement with VegasWinners, Inc. “VWIN” whereby VWIN shall become a subsidiary of the Company.

The Company is currently in the process of determining the fair value and the appropriate accounting for these Series A Convertible Preferred stock and the acquisition of VWIN.

Common Shares:

Subsequent to June 30, 2020, the Company issued 1,890,762 shares of common stock for conversion of notes payable in the aggregate of $22,000.

Subsequent to June 30, 2020, 890,057 shares of common stock owned by the Company’s Chief Executive Officer were cancelled as a result of the Company’s reorganization in August 2020.

The Company is currently in the process of determining the appropriate accounting for the issuance and cancellation of these shares of common stock.

Issuance of Promissory Notes

Subsequent to June 30, 2020, the Company issued six promissory notes in the aggregate of $518,000 in exchange for cash of $259,000, or an original issue discount of $259,000. The notes does not bear interest and will mature the earlier of August 2021 or the first proceeds from a filed Regulation A Offering Statement under the Securities Act of 1933.

Subsequent to June 30, 2020, the Company issued a promissory note of $350,000 to Clickstream Corporation (CLIS) in exchange for cash. The note is secured by all tangible and intangible assets of the Company, bears interest at a rate of 10% per annum and will mature on August 11, 2021. As part of the issuance of the promissory note, the Company also granted CLIS 500,000 shares of common stock. The proceeds of the promissory note was used for the acquisition of VWIN. A total of $150,000 of this promissory note has been subsequently paid.

Subsequent to June 30, 2020, the Company issued an unsecured demand promissory note in the amount of $100,000. The note does not bear interest and is due by July 2021.

The Company is currently in the process of determining the appropriate accounting for these promissory notes.

Employment and Consulting Agreements

Subsequent to June 30, 2020, the Company has entered into an employment agreement with Thomas Terwilliger effective August 11, 2020 to serve as the Company’s Chief Executive Officer and Chief Financial Officer for a term of three years at a rate of $1.00 per year.

The Company has entered into a Consulting Agreement with Parcae Capital Corporation, a company affiliated with Frank Magliochetti, one of our directors, pursuant to which Parcae has agreed to provide strategic and business development assistance for an initial period of three years for $10,000 per month plus 1,000,000 shares of the Company’s Series A Convertible Preferred Stock.

The Company has entered into a Consulting Agreement with Panza Consulting LLC, a company affiliated with Nicholas Panza, one of our directors, pursuant to which Panza Consulting LLC has agreed to provide strategic and business development assistance for an initial period of three years for $3,000 per month plus 1,000,000 shares of the Company’s Series A Convertible Preferred Stock.

The Company has entered into a Consulting Agreement with SH Fund LLC, a company affiliated with Thomas Terwilliger, our Chief Executive Officer and Chief Financial Officer, pursuant to which SH Fund has agreed to provide strategic and business development assistance for an initial period of three years for $5,000 per month for the initial three months and $2,500 per for the balance of the term plus 500,000 shares of the Company’s Series A Convertible Preferred Stock.

The Company has agreements dated as August 11, 2020 with each of its eight directors, pursuant to which each of them has agreed to serve as a director without compensation with respect to services performed as directors subject to reimbursement for reasonable out-of-pocket expense in connection with the performance of their duties. The term as a director is until they are removed by the Company’s stockholders, they resign or commit certain types of crimes

The Company is currently in the process of determining the appropriate accounting for these employment and consulting agreements.

PART III - EXHIBITS

ITEM 16. INDEX TO EXHIBITS

Exhibit #

2.1	Articles of Incorporation

2.2	GoooGreen Inc. Bylaws

4.1	Form of Subscription Agreement

6.1	Reorganization and Stock Purchase Agreement between the Company, VegasWINNERS, Inc., and certain shareholders of VegasWINNERS, Inc.

6.2	Employment Agreement between Wayne Root and the Company

6.3	Employment Agreement between Thomas Terwilliger and the Company

6.4	Consulting Agreement between Parcae Capital Corp and the Company

6.5	Consulting Agreement between Panza Consulting LLC and the Company

11.3	Consent of Weinberg & Co. regarding GoooGreen, Inc.

12.1	Opinion of TroyGould PC

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this draft offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sparks, State of Nevada, on October 28, 2020.

GOOOGREEN INC.

By:	/s/ Thomas Terwilliger
Name:	Thomas Terwilliger
Title:	Chief Executive Officer

Name and Signature	Title	Date

/s/ Thomas Terwilliger	Chief Executive Officer and Chief Financial Officer	October 28, 2020